Exhibit 4.8

WGL Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	March 31, 2018	September 30, 2017
ASSETS
Property, Plant and Equipment
At original cost	$6,199,912	$6,143,841
Accumulated depreciation and amortization	(1,552,274)	(1,513,790)
Net property, plant and equipment	4,647,638	4,630,051
Current Assets
Cash and cash equivalents	46,319	8,524
Receivables
Accounts receivable	515,903	398,149
Gas costs and other regulatory assets	8,723	21,705
Unbilled revenues	242,837	165,483
Allowance for doubtful accounts	(36,900)	(32,025)
Net receivables	730,563	553,312
Materials and supplies—principally at average cost	18,592	20,172
Storage gas	76,199	243,984
Prepaid taxes	41,086	31,549
Other prepayments	75,863	86,465
Derivatives	10,011	15,327
Other	22,391	26,556
Total current assets	1,021,024	985,889
Deferred Charges and Other Assets
Regulatory assets
Gas costs	66,694	90,136
Pension and other post-retirement benefits	129,478	139,499
Other	118,204	104,596
Prepaid post-retirement benefits	237,566	231,577
Derivatives	29,575	38,389
Investments in unconsolidated affiliates	584,594	394,201
Other	12,053	11,671
Total deferred charges and other assets	1,178,164	1,010,069
Total Assets	$6,846,826	$6,626,009
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,721,772	$1,502,690
Non-controlling interest	6,868	6,851
Washington Gas Light Company preferred stock	28,173	28,173
Total equity	1,756,813	1,537,714
Long-term debt	1,879,304	1,430,861
Total capitalization	3,636,117	2,968,575
Current Liabilities
Current maturities of long-term debt	100,000	250,000
Notes payable and project financing	424,833	559,844
Accounts payable and other accrued liabilities	358,046	423,824
Wages payable	26,681	18,096
Accrued interest	8,655	7,806
Dividends declared	26,780	26,452
Customer deposits and advance payments	47,902	65,841
Gas costs and other regulatory liabilities	53,983	22,814
Accrued taxes	33,070	17,657
Derivatives	26,181	43,990
Other	47,666	52,664
Total current liabilities	1,153,797	1,488,988
Deferred Credits
Unamortized investment tax credits	154,667	155,007
Deferred income taxes	402,204	868,067
Accrued pensions and benefits	187,015	181,552
Asset retirement obligations	303,361	296,810
Regulatory liabilities
Accrued asset removal costs	280,026	292,173
Other post-retirement benefits	127,748	135,035
Excess deferred taxes and other	450,870	9,403
Derivatives	104,032	122,607
Other	46,989	107,792
Total deferred credits	2,056,912	2,168,446
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$6,846,826	$6,626,009

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2018	2017	2018	2017
OPERATING REVENUES
Utility	$523,480	$466,270	$898,470	$793,333
Non-utility	362,971	375,480	640,421	657,904
Total Operating Revenues	886,451	841,750	1,538,891	1,451,237
OPERATING EXPENSES
Utility cost of gas	196,757	134,458	319,030	209,958
Non-utility cost of energy-related sales	287,204	301,780	512,706	554,666
Operation and maintenance	112,556	118,261	214,782	218,978
Depreciation and amortization	40,722	39,110	81,707	74,393
General taxes and other assessments	55,039	50,544	99,926	90,932
Total Operating Expenses	692,278	644,153	1,228,151	1,148,927
OPERATING INCOME	194,173	197,597	310,740	302,310
Equity in earnings of unconsolidated affiliates	(27,414)	7,344	(21,522)	7,609
Other expenses — net	(391)	(1,953)	(1,171)	(1,475)
Interest expense	7,637	14,255	27,834	30,490
INCOME BEFORE INCOME TAXES	158,731	188,733	260,213	277,954
INCOME TAX (BENEFIT) EXPENSE	27,223	70,778	(3,887)	104,232
NET INCOME	$131,508	$117,955	$264,100	$173,722
Non-controlling interest	(4,372)	(5,439)	(10,150)	(7,974)
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
NET INCOME APPLICABLE TO COMMON STOCK	$135,550	$123,064	$273,590	$181,036
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,358	51,217	51,336	51,192
Diluted	51,577	51,476	51,561	51,458
EARNINGS PER AVERAGE COMMON SHARE
Basic	$2.64	$2.40	$5.33	$3.54
Diluted	$2.63	$2.39	$5.31	$3.52
DIVIDENDS DECLARED PER COMMON SHARE	$0.5150	$0.5100	$1.0250	$0.9975

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
NET INCOME	$131,508	$117,955	$264,100	$173,722
OTHER COMPREHENSIVE INCOME, BEFORE INCOME TAXES:
Qualified cash flow hedging instruments	53	48	105	49,503
Pension and other post-retirement benefit plans
Change in net prior service credit	(273)	(217)	(547)	(434)
Change in actuarial net loss	530	588	1,057	1,176
Total other comprehensive income before taxes	$310	$419	$615	$50,245
INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	104	167	165	20,580
OTHER COMPREHENSIVE INCOME	$206	$252	$450	$29,665
COMPREHENSIVE INCOME	$131,714	$118,207	$264,550	$203,387
Non-controlling interest	(4,372)	(5,439)	(10,150)	(7,974)
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
COMPREHENSIVE INCOME ATTRIBUTABLE TO WGL HOLDINGS	$135,756	$123,316	$274,040	$210,701

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended March 31,
(In thousands)	2018	2017
OPERATING ACTIVITIES
Net income	$264,100	$173,722
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	81,707	74,393
Amortization of:
Other regulatory assets and liabilities—net	3,548	1,797
Debt related costs	1,351	873
Deferred income taxes	(192)	77,278
Dividends received from equity method investments	7,252	—
Accrued/deferred pension and other post-retirement benefit cost	5,275	10,819
Earnings in equity interest	(12,478)	(7,609)
Compensation expense related to stock-based awards	9,833	8,605
Provision for doubtful accounts	12,548	3,373
Impairment loss	34,000	—
Unrealized (gain) loss on derivative contracts	(9,367)	(73,603)
Amortization of investment tax credits	(3,695)	(3,553)
Other non-cash charges (credits)—net	(480)	3,401
Changes in operating assets and liabilities (Note 16)	(29,019)	(174,626)
Net Cash Provided by Operating Activities	364,383	94,870
FINANCING ACTIVITIES
Common stock issued	—	298
Long-term debt issued	550,000	50,000
Long-term debt retired	(250,000)	—
Debt issuance costs	(2,503)	(404)
Notes payable issued —net	(136,000)	230,806
Contributions from non-controlling interest	9,808	10,816
Distributions to non-controlling interest	(256)	—
Project financing	989	9,429
Dividends on common stock and preferred stock	(53,043)	(49,220)
Other financing activities—net	(6,558)	(1,296)
Net Cash Provided by Financing Activities	112,437	250,429
INVESTING ACTIVITIES
Capital expenditures (excluding Allowance for Funds Used During Construction)	(210,279)	(266,545)
Investments in non-utility interests	(228,746)	(89,295)
Distributions and receipts from non-utility interests	—	2,827
Proceeds from the sale of assets	—	10,466
Loans to external parties	—	(863)
Net Cash Used in Investing Activities	(439,025)	(343,410)
INCREASE IN CASH AND CASH EQUIVALENTS	37,795	1,889
Cash and Cash Equivalents at Beginning of Year	8,524	5,573
Cash and Cash Equivalents at End of Period	$46,319	$7,462
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (Note 16)

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Condensed Balance Sheets (Unaudited)

(In thousands)	March 31, 2018	September 30, 2017
ASSETS
Property, Plant and Equipment
At original cost	$5,413,647	$5,310,337
Accumulated depreciation and amortization	(1,460,140)	(1,422,622)
Net property, plant and equipment	3,953,507	3,887,715
Current Assets
Cash and cash equivalents	13,724	1
Receivables
Accounts receivable	292,504	190,740
Gas costs and other regulatory assets	8,723	21,705
Unbilled revenues	181,034	107,967
Allowance for doubtful accounts	(28,620)	(23,741)
Net receivables	453,641	296,671
Materials and supplies—principally at average cost	18,546	20,126
Storage gas	27,469	92,753
Prepaid taxes	21,587	23,350
Other prepayments	25,961	13,238
Receivables from associated companies	30,715	32,362
Derivatives	1,280	5,061
Other	120	102
Total current assets	593,043	483,664
Deferred Charges and Other Assets
Regulatory assets
Gas costs	66,694	90,136
Pension and other post-retirement benefits	128,745	138,573
Other	117,813	104,538
Prepaid post-retirement benefits	236,249	230,283
Derivatives	14,350	16,244
Other	5,244	3,561
Total deferred charges and other assets	569,095	583,335
Total Assets	$5,115,645	$4,954,714
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholder’s equity	$1,383,302	$1,164,749
Preferred stock	28,173	28,173
Long-term debt	1,084,757	1,134,461
Total capitalization	2,496,232	2,327,383
Current Liabilities
Current maturities of long-term debt	50,000	—
Notes payable and project financing	78,772	166,772
Accounts payable and other accrued liabilities	176,282	219,827
Wages payable	24,356	16,508
Accrued interest	3,915	3,967
Dividends declared	22,286	22,098
Customer deposits and advance payments	47,455	64,194
Gas costs and other regulatory liabilities	53,983	22,814
Accrued taxes	24,805	12,808
Payables to associated companies	111,555	94,844
Derivatives	17,381	30,263
Other	7,107	7,473
Total current liabilities	617,897	661,568
Deferred Credits
Unamortized investment tax credits	3,742	4,100
Deferred income taxes	519,813	888,385
Accrued pensions and benefits	185,248	179,814
Asset retirement obligations	298,007	291,871
Regulatory liabilities
Accrued asset removal costs	280,026	292,173
Other post-retirement benefits	126,952	134,181
Excess deferred taxes and other	449,225	9,403
Derivatives	92,816	112,299
Other	45,687	53,537
Total deferred credits	2,001,516	1,965,763
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$5,115,645	$4,954,714

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
OPERATING REVENUES	$532,040	$475,021	$909,510	$809,007
OPERATING EXPENSES
Utility cost of gas	205,296	143,189	330,041	225,620
Operation and maintenance	90,984	86,754	170,535	168,920
Depreciation and amortization	33,468	33,116	67,114	63,242
General taxes and other assessments	50,493	46,104	90,476	82,359
Total Operating Expenses	380,241	309,163	658,166	540,141
OPERATING INCOME	151,799	165,858	251,344	268,866
Other expense — net	(1,227)	(1,357)	(3,019)	(2,136)
Interest expense	14,672	13,005	29,645	25,767
INCOME BEFORE INCOME TAXES	135,900	151,496	218,680	240,963
INCOME TAX EXPENSE	27,816	57,886	52,670	91,892
NET INCOME	$108,084	$93,610	$166,010	$149,071
Dividends on Washington Gas preferred stock	330	330	660	660
NET INCOME APPLICABLE TO COMMON STOCK	$107,754	$93,280	$165,350	$148,411

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Condensed Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
NET INCOME	$108,084	$93,610	$166,010	$149,071
OTHER COMPREHENSIVE INCOME, BEFORE INCOME TAXES:
Pension and other post-retirement benefit plans
Change in net prior service credit	(273)	(217)	(547)	(434)
Change in actuarial net loss	530	588	1,057	1,176
Total pension and other post-retirement benefit plans	$257	$371	$510	$742
INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	74	148	135	295
OTHER COMPREHENSIVE INCOME	$183	$223	$375	$447
COMPREHENSIVE INCOME	$108,267	$93,833	$166,385	$149,518

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended March 31,
(In thousands)	2018	2017
OPERATING ACTIVITIES
Net income	$166,010	$149,071
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	67,114	63,242
Amortization of:
Other regulatory assets and liabilities—net	3,548	1,797
Debt related costs	803	692
Deferred income taxes	52,889	61,408
Accrued/deferred pension and other post-retirement benefit cost	5,285	7,551
Compensation expense related to stock-based awards	8,361	8,094
Provision for doubtful accounts	12,223	2,410
Unrealized (gain) loss on derivative contracts	(10,846)	(36,145)
Amortization of investment tax credits	(358)	(378)
Other non-cash charges (credits)—net	(480)	2,343
Changes in operating assets and liabilities (Note 16)	(106,535)	(133,126)
Net Cash Provided by Operating Activities	198,014	126,959
FINANCING ACTIVITIES
Capital contributions from WGL Holdings, Inc.	100,000	—
Debt issuance costs	(237)	(399)
Notes payable issued —net	(88,000)	121,329
Project financing	—	2,034
Dividends on common stock and preferred stock	(44,336)	(42,921)
Other financing activities—net	(6,197)	(1,226)
Net Cash (Used in) Provided by Financing Activities	(38,770)	78,817
INVESTING ACTIVITIES
Capital expenditures (excluding Allowance for Funds Used During Construction)	(145,521)	(205,776)
Net Cash Used In Investing Activities	(145,521)	(205,776)
INCREASE IN CASH AND CASH EQUIVALENTS	13,723	—
Cash and Cash Equivalents at Beginning of Year	1	1
Cash and Cash Equivalents at End of Period	$13,724	$1
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (Note 16)

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1. ACCOUNTING POLICIES

Basis of Presentation

WGL Holdings, Inc. (WGL) is a holding company that owns all of the shares of common stock of Washington Gas Light Company (Washington Gas), a regulated natural gas utility, and all of the shares of common stock of Washington Gas Resources Corporation (Washington Gas Resources) and Hampshire Gas Company (Hampshire). Washington Gas Resources owns all of the shares of common stock of four non-utility subsidiaries that include WGL Energy Services, Inc. (WGL Energy Services), WGL Energy Systems, Inc. (WGL Energy Systems), WGL Midstream, Inc. (WGL Midstream) and WGSW, Inc. (WGSW). Except where the content clearly indicates otherwise, “WGL,” “we,” “us” or “our” refers to the holding company or the consolidated entity of WGL Holdings, Inc. and all of its subsidiaries. Unless otherwise noted, these notes apply equally to WGL and Washington Gas.

The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Therefore, certain financial information and note disclosures accompanying annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) are omitted in this interim report. The interim condensed consolidated financial statements and accompanying notes should be read in conjunction with the combined Annual Report on Form 10-K for WGL and Washington Gas for the fiscal year ended September 30, 2017 . Due to the seasonal nature of our businesses, the results of operations for the periods presented in this report are not necessarily indicative of actual results for the full fiscal years ending September 30, 2018 and 2017 of either WGL or Washington Gas.

The accompanying unaudited condensed financial statements for WGL and Washington Gas reflect all normal recurring adjustments that are necessary, in our opinion, to present fairly the results of operations in accordance with GAAP.

For a complete description of our accounting policies, refer to Note 1— Accounting Policies of the Notes to Consolidated Financial Statements of the combined Annual Report on Form 10-K for WGL and Washington Gas for the fiscal year ended September 30, 2017 .

Impairment of Long-Lived Assets and Equity Method Investments

Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived intangible assets and our equity method investments for possible impairment. For our equity method investments, an impairment is recorded when the investment has experienced decline in value that is other-than-temporary. Additionally, if the projects in which we hold an investment recognize an impairment loss, we would record our proportionate share of that impairment loss and evaluate the investment for decline in value that is other-than-temporary. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable.

During the three months ended March 31, 2018, management determined that, in light of the recent actions taken by the courts and regulators related to our equity method investment in Constitution Pipeline Company, LLC (Constitution), the decline in value was other-than-temporary, resulting in WGL recording an impairment charge of $ 34.0 million in “Equity in earnings of unconsolidated affiliates” reducing our investment in Constitution to its estimated fair market value. During the three months ended March 31, 2017, WGL did not record any impairments related to our long-lived assets. Refer to Note 9— Fair Value Measurements  and Note 11— Other Investments  of the Notes to the Condensed Consolidated Financial Statements for a further discussion of Constitution.

Change in Accounting Principle and Storage Gas Valuation

On October 1, 2017, Washington Gas and WGL Energy Services implemented a voluntary change in the application of an accounting principle with respect to accounting for natural gas, propane, and odorant inventories. Washington Gas and WGL Energy Services now apply the average cost methodology under which the cost of units carried in inventory is based on the weighted average cost per unit of inventory. Prior to this change, Washington Gas and WGL Energy Services applied the First-in First-out (FIFO) method of accounting for inventory under which the oldest inventory items were recorded as being sold first.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

We believe the new policy is preferable as it conforms to the method predominately used by our peers, better reflects the physical flow of inventory, conforms to the method used for certain of our other inventories, and will simplify recordkeeping requirements.

The change in accounting principle was implemented on a prospective basis, therefore, we did not retrospectively adjust any prior periods or record a cumulative effect adjustment, as discussed below.

Washington Gas implemented the change in accounting principle on a prospective basis in accordance with Accounting Standards Codification (ASC) No. 980, Regulated Operations which permits regulated entities to implement changes for financial reporting purposes in the same way those changes are implemented for regulatory reporting purposes when the change impacts allowable costs. WGL Energy Services implemented the change on a prospective basis as the impact on its financial statements for all periods presented, including the cumulative effect at October 1, 2017, was immaterial. The difference during the quarter between the prior FIFO method and the new average cost method was immaterial.

WGL Midstream continues to account for its inventory using the weighted average cost method.

On October 1, 2017, WGL adopted ASU 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory . This standard modified the previous calculation for valuing inventory. As a result of the new standard, beginning October 1, 2017, our inventory balances are stated at the lower of cost or net realizable value. Prior to October 1, 2017, our inventory balances were stated at the lower of cost or market. Interim period inventory losses attributable to lower of cost or net realizable value adjustments may be reversed if the net realizable value of the inventory is recovered by the end of the same fiscal year.

For more information see ASU 2015-11 in the accounting standards adopted in fiscal year 2018 table below . For the three and six months ended March 31, 2018 and 2017, WGL and Washington Gas did not record any lower of cost or net realizable value adjustments.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

ACCOUNTING STANDARDS ADOPTED IN FISCAL YEAR 2018

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2018-05, Income Taxes (Topic 740)—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118

This standard adds to the Codification various SEC paragraphs pursuant to the Issuance of Staff Accounting Bulletin (SAB) No. 118. and addresses the specific situation in which the initial accounting for certain income tax effects of the Tax Act will not be complete at the time that financial statements were issued covering the reporting period that includes the enactment date of December 22, 2017.

October 1, 2017

Quarterly disclosures were incorporated in the Income Tax footnote in the first quarter FY 2018 10-Q filed with the SEC on February 8, 2018, which will be updated each quarter until the end of the measurement period. See Note 7,  Income Taxes, of the   Notes to Condensed Consolidated Financial Statements for additional information.

ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting

This standard simplifies several aspects of the accounting for share-based payment transactions, including accounting for income taxes, forfeitures, statutory tax withholding requirements and classification in the statement of cash flows.

October 1, 2017

Forfeitures  - WGL has elected to continue to estimate forfeitures for its share-based payment awards rather than account for forfeitures when they occur.

Income Taxes  - On October 1, 2017, WGL and Washington Gas recorded $4.3 million and $4.2 million, respectively, on a modified retrospective basis, as a cumulative effect adjustment to retained earnings. For the six months ended March 31, 2018, WGL and Washington Gas recorded $3.4 million and $3.2 million, respectively, to current tax expense for excess tax benefits related to performance shares that vested in the quarter.

Cash Flows  - WGL and Washington Gas reclassified $3.6 million and $3.5 million, respectively, retroactively on the statement of cash flows for the six months ended March 31, 2017 from operating to financing activities related to shares withheld to pay for employee taxes. For the presentation of excess tax benefits in the statement of cash flows, WGL elected to present the change prospectively.

Statutory Tax Withholding  - No changes were made.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

ASU 2016-06, Derivatives and Hedging (Topic 815) - Contingent Put and Call Options in Debt Instruments

The amendments in this update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The guidance states that for contingent call (put) options to be considered clearly and closely related, they can be indexed only to interest rates or credit risk. An entity is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence.

	October 1, 2017	The implementation of this standard did not have an effect on WGL or Washington Gas’ financial statements.

ASU 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory

This standard reduces the complexity in the current measurement of inventory. This ASU requires inventory to be measured at the lower of cost and net realizable value, where net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation (no change to the definition of net realizable value). The amendment eliminates the guidance that requires inventory to be stated at the lower of cost or market, which includes consideration of the replacement cost of inventory and the net realizable value of inventory, less an approximately normal profit margin.

	October 1, 2017	The implementation of this standard did not have a material effect on WGL or Washington Gas’ financial statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

OTHER NEWLY ISSUED ACCOUNTING STANDARDS

Standard	Description	Required date of adoption	Effect on the financial statements or other significant matters
ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

This standard requires entities to report the service cost component in the same financial statement line item as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost are to be presented separately from service cost and outside of operating income.  In addition, only the service cost component of net benefit cost is eligible for capitalization.  Changes to the presentation of service costs and other components of net benefit cost should be applied retrospectively. Changes in capitalization practices should be implemented prospectively.

October 1, 2018

We are currently evaluating the interaction of this standard with the various regulatory provisions concerning pensions and post-retirement benefit costs. We anticipate that the change in capitalization of retirement benefits will not have a material impact on WGL or Washington Gas’ financial statements.

ASU 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)	This update provides guidance on the classification of certain cash receipts and payments in the statement of cash flows.	October 1, 2018*

We are in the process of evaluating the impact the adoption of this standard will have on our financial statements. We do not anticipate that adoption of this standard will have a material effect on WGL or Washington Gas’ financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), including subsequent ASUs clarifying the guidance.

ASU 2014-09 establishes a comprehensive revenue recognition model clarifying the method used to determine the timing and requirements for revenue recognition from contracts with customers. The disclosure requirements under the new standard will enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

October 1, 2018

An implementation team is currently evaluating all revenue streams and reviewing contracts with customers, as well as, related financial statement disclosures to determine the impact the adoption of this standard will have on our financial statements. WGL is also monitoring final conclusions for industry specific implementation issues that could impact the timing of revenue recognition for our regulated utility tariff based sales, including the evaluation of collectability from customers if a utility has regulatory mechanisms to help assure recovery of uncollected accounts from ratepayers and accounting for contributions in aid of construction (CIAC). WGL will adopt using the modified retrospective approach.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

ASU 2016-01, Financial Instruments (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities including subsequent ASUs clarifying the guidance.

The new standard amends certain disclosure requirements associated with the fair value of financial instruments, and significantly revises an entity’s accounting related to the classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value.

October 1, 2018*

We have performed a preliminary evaluation and the adoption of this standard will primarily impact the disclosure of our financial instruments in our Fair Value Measurements Footnote however, we do not expect the impact to be material.

ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

This update provides an option to reclassify the stranded tax effects resulting from the enactment of the TCJA from accumulated other comprehensive income to retained earnings.  The amendment only relates to the reclassification of the income tax effects of the TCJA and the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected.

Election to reclassify the income tax effects in accumulated other comprehensive income (AOCI) to retained earnings is voluntary and should be disclosed if AOCI is not adjusted.

Early adoption is permitted and can be applied either at the beginning of the period adopted or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax is recognized.

October 1, 2019

WGL applied the effect of the change in the U.S. federal corporate income tax rate due to the TCJA in the first quarter of FY 2018. The updates were recorded to the deferred tax asset and liability accounts and the income statement. Tax entries recorded to AOCI for the employee benefit plans, stock compensation and the cash flow hedge were not adjusted to the new rate. We are performing an analysis to determine the amount to adjust to the new tax rate. Early adoption is expected to occur in fourth quarter of fiscal year 2018.

ASU 2016-02, Leases (Topic 842) including subsequent ASUs clarifying the guidance.

This standard requires recognition of a right-to-use asset and lease liability on the statement of financial position and disclosure of key information about leasing arrangements. The standard requires application using a modified retrospective approach.

	October 1, 2019*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

For credit losses on financial instruments, this standard changes the current incurred loss impairment methodology to an expected loss methodology and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates.

	October 1, 2020*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted improvements to Accounting for Hedging Activities

The new standard amends the hedge accounting and recognition requirements by expanding an entity’s ability to hedge non-financial and financial risk components and reduce the complexity in fair value hedges of interest rate risk. Additionally, this standard eliminates the requirement to separately measure and disclose the ineffective portion of the hedge with the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item.

	October 1, 2020*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

*Subject to acceleration if the proposed merger with AltaGas is consummated due to the difference in fiscal year end between AltaGas and WGL.

NOTE 2. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

The tables below provide details for the amounts included in “Accounts payable and other accrued liabilities” on the balance sheets for both WGL and Washington Gas.

WGL Holdings, Inc.

(In millions)	March 31, 2018	September 30, 2017
Accounts payable—trade	$294.8	$361.6
Employee benefits and payroll accruals	21.1	35.0
Other accrued liabilities	42.1	27.2
Total	$358.0	$423.8

Washington Gas Light Company

(In millions)	March 31, 2018	September 30, 2017
Accounts payable—trade	$138.4	$174.9
Employee benefits and payroll accruals	20.0	32.4
Other accrued liabilities	17.9	12.5
Total	$176.3	$219.8

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 3. SHORT-TERM DEBT

WGL and Washington Gas satisfy their short-term financing requirements through the sale of commercial paper, financing arrangements with third-party lenders, or through bank borrowings. Due to the seasonal nature of the regulated utility and retail energy-marketing segments, short-term financing requirements can vary significantly during the year. Revolving credit agreements are maintained to support outstanding commercial paper and to permit short-term borrowing flexibility. The policy of each of WGL and Washington Gas is to maintain bank credit facilities in amounts equal to or greater than their expected maximum commercial paper position. The following is a summary of committed credit available at March 31, 2018 and September 30, 2017 .

Committed Credit Available   ($ In millions)

March 31, 2018	WGL (b)	Washington Gas	Total Consolidated
Committed credit agreements
Unsecured revolving credit facility, expires December 19, 2019 (a)	$650.0	$350.0	$1,000.0
Less: Commercial Paper	(334.0)	(35.0)	(369.0)
Net committed credit available	$316.0	$315.0	$631.0
Weighted average interest rate	2.14%	1.74%	2.10%
September 30, 2017
Committed credit agreements
Unsecured revolving credit facility, expires December 19, 2019 (a)	$650.0	$350.0	$1,000.0
Less: Commercial Paper	(382.0)	(123.0)	(505.0)
Net committed credit available	$268.0	$227.0	$495.0
Weighted average interest rate	1.52%	1.22%	1.45%

(a) Washington Gas has the right to request extensions with the banks’ approval. Washington Gas’ revolving credit facility permits it to borrow an additional $100 million , with the banks’ approval, for a total of $450 million .

(b) WGL includes WGL Holdings, Inc. and all subsidiaries other than Washington Gas.

At March 31, 2018 and September 30, 2017 , there were no outstanding bank loans from WGL’s or Washington Gas’ revolving credit facilities.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

PROJECT FINANCING

Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds during the construction of certain energy management services projects entered into under Washington Gas’ area-wide contract. In connection with work completed under the area-wide contract, the construction work is performed by WGL Energy Systems on behalf of Washington Gas and an inter-company payable is recorded for work provided by WGL Energy Systems. As work is performed, Washington Gas establishes a receivable representing the government’s obligation to remit principal and interest. The payable and receivable are equal to each other at the end of the construction period, but there may be timing differences in the recognition of the project related payable and receivable during the construction period. When these projects are formally “accepted” by the government and deemed complete, Washington Gas assigns the ownership of the receivable to the third party lender in satisfaction of the obligation and removes both the receivable and the obligation related to the financing from its financial statements. In March 2016, the SCC of VA denied Washington Gas’ further participation in the third party financing arrangement but allowed existing debt arrangements to remain intact until the related obligations were satisfied. At March 31, 2018, there were two contracts remaining totaling $ 43.8 million on the Washington Gas balance sheet as a short-term obligation to third party lenders in “Notes payable and project financing”. Additionally, at March 31, 2018, there was one contract that had not been novated.

In December 2016, WGL Energy Systems entered into an agreement to obtain third-party financing and receive funds directly from the third-party lender during the construction period associated with the related energy management service projects. As a result, Washington Gas will no longer be liable under future third-party financing arrangements, for projects entered into under the area-wide contract. The general terms of the financing agreement are the same as the prior financing arrangements between Washington Gas and the third-party lender mentioned above. Washington Gas will continue to record a receivable representing the government’s obligation, and will record an inter-company payable to WGL Energy Systems for the construction work performed for the same amount. At March 31, 2018, there were two contracts remaining totaling $ 12.0 million on the WGL Energy Systems balance sheet as a short-term obligation to third party lenders in “Notes payable and project financing”.

As of March 31, 2018 , WGL and Washington Gas recorded $ 98.8 million and $ 88.9 million , respectively, in “Unbilled revenues” on the balance sheet, and $ 55.8 million and $ 43.8 million , respectively, in a corresponding short-term obligation to third-party lenders in “Notes payable and project financing”, for energy management services projects that were not complete. The variance between the Washington Gas’ recorded unbilled revenues and corresponding short-term obligation to third-party lenders is due to the one contract that has not been novated. As of September 30, 2017 , WGL and Washington Gas recorded $85.6 million and $ 78.2 million in “Unbilled revenues” on the balance sheet and $54.8 million and $ 43.8 million , respectively, in a corresponding short-term obligation to third party lenders in “Notes payable and project financing” for energy management services projects that were not complete. Because these projects are financed for government agencies that have minimal credit risk, and with which we have previous collection experience, neither WGL nor Washington Gas recorded a corresponding reserve for bad debts related to these receivables at March 31, 2018 or September 30, 2017 .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 4. LONG-TERM DEBT

UNSECURED NOTES

WGL and Washington Gas issue long-term notes with individual terms regarding interest rates, maturities and call or put options. These notes can have maturity dates of one or more years from the date of issuance.

At March 31, 2018 and September 30, 2017 , WGL had capacity under a shelf registration statement to issue an unlimited amount of long-term debt securities. As a result of certain covenants included in the Merger Agreement among WGL, AltaGas and Wrangler, Inc., WGL may not issue debt with a term longer than two years. Refer to Note 17 — Planned Merger with AltaGas Ltd. of the Notes to Condensed Consolidated Financial Statements for a discussion of the proposed merger.

At March 31, 2018 and September 30, 2017 , Washington Gas had capacity under a shelf registration statement to issue up to $150.0 million of additional Medium-Term Notes (MTNs).

The following tables show our outstanding notes as of March 31, 2018 and September 30, 2017 .

Long-Term Debt Outstanding

($ In millions)	WGL (a)	Washington Gas	Total Consolidated
March 31, 2018
Long-term debt (b)	$850.0	$1,146.0	$1,996.0
Unamortized discount	(1.4)	(3.0)	(4.4)
Unamortized debt expense	(4.0)	(8.3)	(12.3)
Total Long-Term Debt	$844.6	$1,134.7	$1,979.3
Weighted average interest rate	2.85%	4.89%	4.02%
September 30, 2017
Long-term debt (b)	$550.0	$1,146.0	$1,696.0
Unamortized discount	(1.5)	(3.0)	(4.5)
Unamortized debt expense	(2.1)	(8.5)	(10.6)
Total Long-Term Debt	$546.4	$1,134.5	$1,680.9
Weighted average interest rate	2.81%	4.89%	4.21%

(a) WGL includes WGL Holdings, Inc. and all subsidiaries other than Washington Gas.

(b) Includes senior notes, term loans and floating rate notes for WGL and both MTNs and private placement notes for Washington Gas. Represents face value including current maturities.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following tables show long-term debt issuances and retirements for WGL for the six months ended March 31, 2018 and 2017.

WGL Long-Term Debt Issuances and Retirements (a)

($ In millions)	Principal (b)	Interest Rate		Effective Cost	Nominal Maturity Date
Six Months Ended March 31, 2018
Issuances:
11/29/2017	$300.0	1.88	%(c)	2.01%	11/29/2019
03/14/2018	$250.0	2.66	%(d)	2.79%	03/12/2020
Total consolidated issuances	$550.0
Retirements:	$250.0	1.24%		1.24%	02/18/2018
Total	$250.0
Six Months Ended March 31, 2017
Issuances:
1/26/2017	$50.0	1.57	%(e)	1.57%	1/26/2019
Total consolidated issuances	$50.0

(a) WGL includes WGL Holdings, Inc. and all subsidiaries other than Washington Gas.

(b) Represents face amount of notes.

(c) Floating rate per annum and reset quarterly based on terms set forth in the prospectus supplement filed by WGL pursuant to Securities Act Rule 424 on November 27, 2017.

(d) Floating rate per annum and reset quarterly based on terms set forth in the prospectus supplement filed by WGL pursuant to Securities Act Rule 424 on March 13, 2018.

(e) Floating rate per annum that will be determined from time to time based on parameters set forth in the credit agreement.

There were no issuances or retirements of long-term debt by Washington Gas for the six months ended March 31, 2018 or 2017.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 5. COMPONENTS OF TOTAL EQUITY

The tables below reflect the components of “Total equity” for WGL and Washington Gas for the six months ended March 31, 2018 and 2017.

WGL Holdings, Inc.

Components of Total Equity

(In thousands, except	Common Stock		Paid-In	Retained	Accumulated Other Comprehensive Income (Loss), Net	WGL Holdings Common Shareholders’	Non-controlling	Washington Gas Light Company
shares)	Shares	Amount	Capital	Earnings	of Taxes	Equity	Interest	Preferred Stock	Total Equity
Balance at September 30, 2017	51,219,000	$582,716	$10,149	$915,822	$(5,997)	$1,502,690	$6,851	$28,173	$1,537,714
Net income (loss)	—	—	—	273,590	—	273,590	(10,150)	660	264,100
Contributions from non-controlling interest	—	—	—	—	—	—	9,809	—	9,809
Distributions to non-controlling interest	—	—	—	—	—	—	(256)	—	(256)
Business combination (a)	—	—	—	—	—	—	614	—	614
Other comprehensive income	—	—	—	—	450	450	—	—	450
Stock-based compensation (b)	140,182	12,390	(18,650)	4,013	—	(2,247)	—	—	(2,247)
Dividends declared:
Common stock	—	—	—	(52,711)	—	(52,711)	—	—	(52,711)
Preferred stock	—	—	—	—	—	—	—	(660)	(660)
Balance at March 31, 2018	51,359,182	$595,106	$(8,501)	$1,140,714	$(5,547)	$1,721,772	$6,868	$28,173	$1,756,813
Balance at September 30, 2016	51,080,612	$574,496	$12,519	$827,085	$(38,539)	$1,375,561	$409	$28,173	$1,404,143
Net income (loss)	—	—	—	181,036	—	181,036	(7,974)	660	173,722
Contributions from non-controlling interest	—	—	—	—	—	—	10,816	—	10,816
Other comprehensive income	—	—	—	—	29,665	29,665	—	—	29,665
Stock-based compensation (b)	112,146	6,564	(5,268)	(238)	—	1,058	—	—	1,058
Issuance of common stock (c)	26,242	1,653	—	—	—	1,653	—	—	1,653
Dividends declared:
Common stock	—	—	—	(51,091)	—	(51,091)	—	—	(51,091)
Preferred stock	—	—	—	—	—	—	—	(660)	(660)
Balance at March 31, 2017	51,219,000	$582,713	$7,251	$956,792	$(8,874)	$1,537,882	$3,251	$28,173	$1,569,306

(a) Resulted from the consolidation of SFEE. For more information, see Note 11—Other investments of the Notes to Condensed Consolidated Financial Statements.

(b) Includes dividend equivalents related to our performance shares and implementation of ASU 2016-09, see Note 1—Accounting policies of the Notes to Condensed Consolidated Financial Statements.

(c) Includes dividend reinvestment and common stock purchase plans.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Washington Gas Light Company

Components of Total Equity

	Common Stock		Paid-In	Retained	Accumulated Other Comprehensive Income
(In thousands, except shares)	Shares	Amount	Capital	Earnings	(Loss), Net of Taxes	Total
Balance at September 30, 2017	46,479,536	$46,479	$492,101	$630,691	$(4,522)	$1,164,749
Net income	—	—	—	166,010	—	166,010
Other comprehensive income	—	—	—	—	375	375
Stock-based compensation (a)	—	—	(7,505)	4,197	—	(3,308)
Capital contributed by WGL Holdings	—	—	100,000	—	—	100,000
Dividends declared:
Common stock	—	—	—	(43,864)	—	(43,864)
Preferred stock	—	—	—	(660)	—	(660)
Balance at March 31, 2018	46,479,536	$46,479	$584,596	$756,374	$(4,147)	$1,383,302
Balance at September 30, 2016	46,479,536	$46,479	$488,135	$586,662	$(7,830)	$1,113,446
Net income	—	—	—	149,071	—	149,071
Other comprehensive income	—	—	—	—	447	447
Stock-based compensation (a)	—	—	1,220	—	—	1,220
Dividends declared:
Common stock	—	—	—	(42,907)	—	(42,907)
Preferred stock	—	—	—	(660)	—	(660)
Balance at March 31, 2017	46,479,536	$46,479	$489,355	$692,166	$(7,383)	$1,220,617

(a) Stock-based compensation is based on the stock awards of WGL that are allocated to Washington Gas Light Company for its pro-rata share and includes implementation of ASU 2016-09, see Note 1—Accounting policies of the Notes to Condensed Consolidated Financial Statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6. EARNINGS PER SHARE

Basic earnings per share (EPS) of WGL is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Diluted EPS assumes the issuance of common shares pursuant to stock-based compensation plans at the beginning of the applicable period unless the effect of such issuance would be anti-dilutive. The following table reflects the computation of our basic and diluted EPS for the three and six months ended March 31, 2018 and 2017.

Basic and Diluted EPS

(In thousands, except per share data)	Net Income Applicable to Common Stock	Shares	Per Share Amount
Three Months Ended March 31, 2018
Basic EPS	$135,550	51,358	$2.64
Stock-based compensation plans	—	219
Diluted EPS	$135,550	51,577	$2.63
Three Months Ended March 31, 2017
Basic EPS	$123,064	51,217	$2.40
Stock-based compensation plans	—	259
Diluted EPS	$123,064	51,476	$2.39
Six Months Ended March 31, 2018
Basic EPS	$273,590	51,336	$5.33
Stock-based compensation plans	—	225
Diluted EPS	$273,590	51,561	$5.31
Six Months Ended March 31, 2017
Basic EPS	$181,036	51,192	$3.54
Stock-based compensation plans	—	266
Diluted EPS	$181,036	51,458	$3.52

There were no anti-dilutive shares issued for the three and six months ended March 31, 2018 and 2017.

NOTE 7. INCOME TAXES

As of March 31, 2018 and September 30, 2017 , our uncertain tax positions were approximately $40.2 million and $ 48.1 million , respectively, primarily due to the change in tax accounting for repairs. If the amounts of unrecognized tax benefits are eventually realized, it would not materially impact the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of WGL’s and Washington Gas’ uncertain tax positions will significantly increase or decrease in the next 12 months. At this time, however, an estimate of the range of reasonably possible outcomes cannot be determined.

Under ASC Topic 740, Income Taxes , Washington Gas recognizes any accrued interest associated with uncertain tax positions in interest expense and recognizes any accrued penalties associated with uncertain tax positions in other expenses in the statements of income. At March 31, 2018 and September 30, 2017 , we did not have an accrual of interest expense or penalties related to uncertain tax positions.

WGL files a consolidated federal tax return and various other state returns. We are no longer subject to income tax examinations by the Internal Revenue Service for years ended prior to September 30, 2013. Substantially all state income tax years in major jurisdictions are closed for years ended prior to September 30, 2013.

The Tax Act was enacted on December 22, 2017. The Tax Act substantially reforms the Tax Code. Among other things, the Tax Act reduced the federal corporate income tax rate from a top marginal rate of 35% to a flat rate of 21% . The Tax Act also denies bonus depreciation to regulated public utilities and imposes limitations on the amount of interest expense which may be deducted by unregulated operations. ASC Topic 740 requires companies to recognize the impacts of a change in tax law or tax rates in the period of enactment.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

On December 22, 2017, after enactment of the Tax Act, the SEC Staff issued Staff Accounting Bulletin No. 118 (SAB 118) to address the application of GAAP when a registrant does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the necessary accounting. At March 31, 2018, we have not completed our accounting for the tax effects of enactment of the Tax Act and have followed the guidance issued in SAB 118. SAB 118 expresses the Staff’s views on how ASC Topic 740 should be applied in the context of the Tax Act. It allows entities to take a reasonable period of time to measure and recognize the effects of the Tax Act, while requiring robust disclosures during that period. Under this guidance, registrants record the effects of all items for which the accounting is complete. To the extent a company has not completed the accounting for the effects of the Act, it may record reasonable estimates as provisional amounts. The recorded provisional amounts remain subject to adjustment within the measurement period. The measurement period begins in the reporting period that includes the Tax Act’s enactment date and continues until such time as the accounting can be completed, not to exceed one year from the date of enactment. To the extent a company cannot reasonably estimate the effects of the Tax Act, it should apply the provisions of the tax law that were in effect immediately prior to enactment. SAB 118 requires disclosure of any measurement period adjustments, both provisional and final, and the effect of measurement period adjustments on the effective tax rate. All measurement period adjustments recorded in the six months ended March 31, 2018 are provisional amounts.

Qualitative disclosures of items impacting the provision for tax expense:

Bonus depreciation . Under the Tax Act, regulated public utility property is generally ineligible for bonus depreciation and is depreciated under MACRS while non-utility property is generally subject to 100% bonus depreciation. We have considered all public utility property placed in service after October 1, 2017 to be ineligible for bonus depreciation. The impact of changing the depreciation methodology for public utility property from bonus depreciation to MACRS in the current fiscal year is reasonably estimated to be a reduction in the amount of $ 88 million in tax depreciation expense based on current assumptions of assets to be placed in service, when compared to the amount of depreciation expense under the previous rules, and a decrease to the forecasted taxable loss. A deferred tax amount related to this depreciation was not recorded; therefore, there is no associated deferred tax amount that was required to be re-measured.

Decrease in regulated revenues : In January 2018, Washington Gas filed applications for approval to reduce the distribution rates it charges customers in Maryland, Virginia and the District of Columbia to reflect the impact of the Tax Act. These applications proposed to reduce rates in these jurisdictions by a combined amount of $ 39.5 million annually, until base rates are reestablished in a general rate case. Refer to Note 13 - Commitments and Contingencies for more information on the status of these applications. As described further below, the portion of this reduction in regulated revenues represented by the re-measurement of deferred tax assets and liabilities was recorded as a net regulatory liability under ASC 980, Regulated Operations. The net regulatory liability recorded is the amount we consider probable of regulatory treatment and will be refunded to customers in future periods. In addition, a portion of this reduction in regulated revenues relates to the federal tax expense included in current base rates that needs to be adjusted to the new federal rate of 21% effective January 1, 2018. As a result, regulated revenues were reduced by $ 18.7 million for the three months ended March 31, 2018.

In addition, amounts collected under other revenue mechanisms remain subject to adjustment for the decrease in the federal tax rate beginning January 1, 2018.

Items for which the accounting is not yet complete as of the end of the quarter but for which we have recorded provisional amounts at March 31, 2018 which are subject to adjustment during the measurement period:

Re-measurement of deferred tax assets and liabilities . Under ASC 740, the tax rate or rates that are used to measure deferred tax liabilities and deferred tax assets are the enacted tax rates expected to apply to taxable income in the years that the liability is expected to be settled or the asset recovered. As a result of using a 21% tax rate for our first quarter of fiscal year 2018 income tax provision, we did not create new amounts requiring re-measurement in the first quarter of fiscal year 2018. Therefore, we re-measured the deferred tax balances at September 30, 2017. The re-measurement of our deferred tax assets and liabilities includes the re-measurement of our cumulative net operating loss deferred tax asset (“NOL DTA”) as of September 30, 2017.

The effect of the re-measurement at a federal tax rate of 21% resulted in a net decrease in consolidated deferred tax liabilities in the amount of $ 485.3 million , including net tax gross-up. Of this amount, $ 418.8 million is attributable to the regulated utility and $ 66.5 million is attributable to non-utility operations. Of the amount related to utility operations, the net decrease in plant-related deferred tax liabilities was $ 319.4 million before tax gross-up. In addition, an increase in income tax expense of $ 6.2 million attributable to the regulated utility was recorded as a discrete item. Of the amount related to non-utility operations, a $ 66.5 million tax benefit was recorded as a discrete item as a result of the re-measurement of deferred tax liabilities. In addition, the re-measurement of the deferred tax liability associated with the Company’s uncertain tax position was a decrease in the amount of $ 14.8 million . A reserve for uncertain tax benefits related to prior years would generally not be re-measured if the tax exposure related to prior years. However, WGLH’s reserve for uncertain tax benefits relates solely to repair deductions for which the tax consequence of any disallowed deductions related to these timing differences is expected to be prospective only.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Consolidated deferred tax assets and liabilities were re-measured at a federal rate of 21%, based on the expectation that we will experience a taxable loss in the current fiscal year, increasing our net operating loss carryforward from the prior year. In the event taxable income is reported for the current fiscal year, we would need to apply a blended federal tax rate of 24.5% to any tax owed in the current period, before the utilization of any net operating loss carryforward to offset all or a portion of the taxable income on which federal tax would otherwise be owed. Additionally, the portion of the temporary differences settling or reversing in the first quarter of our fiscal year 2018 would be re-measured at the rate of 24.5% instead of 21%. We have recorded provisional estimates based on current information as the Company continues to work towards refinement and completion of the income tax provision for the current period. Under ASC 980, we recorded a net increase to the regulatory liability for excess deferred income taxes in the amount of $ 431.0 million including tax gross-up, and a net increase in regulatory assets in the amount of $ 5.9 million , for a net increase in regulatory liabilities in the amount of $ 425.1 million . We recorded a decrease in the regulatory asset for flow-through in the amount of $ 22.4 million , including tax gross-up; and a regulatory asset for the re-measurement of non-plant excess deferred taxes and the net operating loss carryforward deferred tax asset in the amount of $ 28.3 million , including tax gross-up, for a net increase in regulatory assets in the amount of $ 5.9 million .

All provisional amounts recorded for re-measurement remain subject to adjustment within the measurement period pending the preparation and analysis of additional information. In addition, we have recorded a provisional estimate but have not fully completed the accounting for the tax sharing impacts of the re-measurement of the deferred tax assets and deferred tax liabilities.

Existing current or deferred tax amounts for which the income tax effects of the Tax Act have not been completed:

Accounting for the tax basis adjustment for ITC.  Under prior tax law and under the Tax Act, the basis of property must be reduced by one-half of the investment tax credits claimed thereon. Under GAAP, we adjust the book basis and amortize the investment tax credits over the book life of the associated assets. We have not yet completed the accounting for the effects of the Tax Act on the adjustment of book basis and have not recast the amortization pending additional analysis.

NOTE 8. DERIVATIVE AND WEATHER-RELATED INSTRUMENTS

DERIVATIVE INSTRUMENTS

Regulated Utility Operations

Washington Gas enters into contracts that qualify as derivative instruments and are accounted for under ASC Topic 815. These derivative instruments are recorded at fair value on our balance sheets and Washington Gas does not currently designate any derivatives as hedges under ASC Topic 815. Washington Gas’ derivative instruments relate to: (i)  Washington Gas’ asset optimization program; (ii)  managing price risk associated with the purchase of gas to serve utility customers and (iii)  managing interest rate risk.

Asset Optimization. Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources during periods when these resources are not being used to physically serve utility customers. Specifically, Washington Gas utilizes its transportation capacity assets to benefit from favorable natural gas prices between different geographic locations and utilizes its storage capacity assets to benefit from favorable natural gas prices between different time periods. As part of this asset optimization program, Washington Gas enters into physical and financial derivative transactions in the form of forward, futures and option contracts with the primary objective of securing operating margins that Washington Gas will ultimately realize. The derivative transactions entered into under this program are subject to mark-to-market accounting treatment under ASC 820.

Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas’ shareholders and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized. Unrealized gains and losses recorded to earnings may cause significant period-to-period volatility; this volatility does not change the operating margins that Washington Gas expects to ultimately realize from these transactions through the use of its storage and transportation capacity resources.

All physically and financially settled contracts under our asset optimization program are reported on a net basis in the statements of income in “Utility cost of gas.” Total net margins recorded to “Utility cost of gas” after sharing and management fees associated with all asset optimization transactions for the three months ended March 31, 2018 were a net gain of $18.8 million , including an unrealized gain of $12.3 million . During the three months ended March 31, 2017 , we recorded a net gain of $28.9 million , including an unrealized gain of $21.0 million . Total net margins recorded for the six months ended March 31, 2018 was a net gain of $24.6 million , including an unrealized gain of $10.8 million . During the six months ended March 31, 2017 , we recorded a net gain of $53.4 million , including an unrealized gain of $36.5 million .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Managing Price Risk. To manage price risk associated with acquiring natural gas supply for utility customers, Washington Gas enters into physical and financial derivative transactions in the form of forward, option and other contracts, as authorized by its regulators. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities.

Managing Interest-Rate Risk . Washington Gas may utilize derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of debt securities. Any gains and losses associated with these types of derivatives are recorded as regulatory liabilities or assets, respectively, and amortized in accordance with regulatory requirements, typically over the life of the related debt.

Non-Utility Operations

Trading Activities. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. WGL Midstream does not designate these derivatives as hedges under ASC Topic 815; therefore, changes in the fair value of these derivative instruments are reflected in the earnings of our non-utility operations and may cause significant period-to-period volatility in earnings.

Managing Price Risk. WGL Energy Services enters into certain derivative contracts as part of its strategy to manage the price risk associated with the sale and purchase of natural gas and electricity. WGL Energy Services elects “normal purchases and normal sales” treatment for a portion of these physical contracts related to the purchase of natural gas and electricity to serve its customers, and, therefore, they are not subject to the fair value accounting requirements of ASC Topic 815. Derivative instruments not designated as ‘‘normal purchases and normal sales” are recorded at fair value on our consolidated balance sheets, and changes in the fair value of these derivative instruments are reflected in the earnings of our non-utility operations, which may cause significant period-to-period volatility in earnings. WGL Energy Services does not designate derivatives as hedges under ASC Topic 815.

Managing Interest-Rate Risk . WGL utilizes derivative instruments that are designed to limit the risk of interest-rate volatility associated with future debt issuances.

WGL had $250 million of 30-year forward starting interest rate swaps which settled in January 2018. Through December 2016, WGL had designated these interest rate swaps as cash flow hedges in anticipation of a 30-year debt issuance in January 2018, and reported the effective portion of changes in fair value as a component of other comprehensive income (loss). As a result of certain covenants related to the proposed merger with AltaGas, in January 2017, WGL de-designated these hedges as it was no longer probable that the debt would be issued and any further changes in the fair value of the interest rate swaps were recorded in interest expense. WGL believes that the debt issuance is still reasonably possible to occur, therefore, the fair value of the swaps prior to the dedesignation in the amount of $ 6.4 million is recorded in accumulated other comprehensive income at March 31, 2018 . In January 2018, WGL settled these swaps for a gain of $13.8 million . For the three and six months ended March 31, 2018 , we recorded income of $13.2 million and $12.8 million , respectively, to interest expense related to these swaps. Refer to Note 17 —Planned Merger with AltaGas Ltd. for a discussion of the proposed merger.

WGL’s comprehensive income (loss) also includes amounts for settled hedges related to prior debt issuances, which are being amortized to income over the life of the outstanding debt. The amortization was minimal for the six months ended March 31, 2018 and 2017 .

Consolidated Operations

Reflected in the tables below is information for WGL as well as Washington Gas. The information for WGL includes derivative instruments for both utility and non-utility operations.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

At March 31, 2018 and September 30, 2017, respectively, the absolute notional amounts of our derivatives were as follows:

Absolute Notional Amounts

of Open Positions on Derivative Instruments

Derivative transactions	WGL Holdings, Inc.	Washington Gas
	Notional Amounts
March 31, 2018
Natural Gas (In millions of therms)
Asset optimization & trading	22,841.8	11,938.0
Retail sales	127.6	—
Other risk-management activities	1,530.3	1,126.0
Electricity (In millions of kWhs)
Retail sales	8,880.6	—
Other risk-management activities (a)	18,745.7	—
Interest Rate Swaps (In millions of dollars)	$—	—
September 30, 2017
Natural Gas (In millions of therms)
Asset optimization & trading	21,663.5	11,223.0
Retail sales	124.3	—
Other risk-management activities	1,546.7	1,181.0
Electricity (In millions of kWhs)
Retail sales	10,011.7	—
Other risk-management activities (a)	22,962.1	—
Interest Rate Swaps (In millions of dollars)	$250.0	—

(a) Comprised primarily of financial swaps, financial transmission rights and physical forward purchases.

The following tables present the balance sheet classification for all derivative instruments as of March 31, 2018 and September 30, 2017 .

WGL Holdings, Inc.

Balance Sheet Classification of Derivative Instruments (b)

(In millions)

As of March 31, 2018	Gross Derivative Assets	Gross Derivative Liabilities	Netting of Collateral	Total (a)
Current Assets—Derivatives	$17.7	$(7.7)	$—	$10.0
Deferred Charges and Other Assets—Derivatives	31.0	(1.4)	—	29.6
Current Liabilities—Derivatives	5.4	(37.8)	6.2	(26.2)
Deferred Credits—Derivatives	16.4	(126.1)	5.7	(104.0)
Total	$70.5	$(173.0)	$11.9	$(90.6)
As of September 30, 2017
Current Assets—Derivatives	$26.6	$(11.3)	$—	$15.3
Deferred Charges and Other Assets—Derivatives	38.9	(0.4)	(0.1)	38.4
Accounts payable	1.0	—	—	1.0
Current Liabilities—Derivatives	10.9	(57.0)	2.1	(44.0)
Deferred Credits—Derivatives	19.2	(148.8)	7.0	(122.6)
Total	$96.6	$(217.5)	$9.0	$(111.9)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Washington Gas Light Company

Balance Sheet Classification of Derivative Instruments (b)

(In millions)

As of March 31, 2018	Gross Derivative Assets	Gross Derivative Liabilities	Total (a)
Current Assets—Derivatives	$3.9	$(2.6)	$1.3
Deferred Charges and Other Assets—Derivatives	14.4	—	14.4
Current Liabilities—Derivatives	—	(17.4)	(17.4)
Deferred Credits—Derivatives	0.1	(92.9)	(92.8)
Total	$18.4	$(112.9)	$(94.5)
As of September 30, 2017
Current Assets—Derivatives	$7.5	$(2.4)	$5.1
Deferred Charges and Other Assets—Derivatives	16.5	(0.3)	16.2
Current Liabilities—Derivatives	—	(30.3)	(30.3)
Deferred Credits—Derivatives	—	(112.3)	(112.3)
Total	$24.0	$(145.3)	$(121.3)

(a) WGL has elected to offset the fair value of recognized derivative instruments against the right to reclaim or the obligation to return collateral for derivative instruments executed under the same master netting arrangement in accordance with ASC 815. All recognized derivative contracts and associated financial collateral subject to a master netting arrangement or similar that is eligible for offset under ASC 815 have been presented net in the balance sheet.

(b) We did not have any derivative instruments outstanding that were designated as hedging instruments at March 31, 2018 or September 30, 2017 .

The following table presents all gains and losses associated with derivative instruments for the three and six months ended March 31, 2018 and 2017 .

Gains and Losses on Derivative Instruments

(In millions)

	WGL Holdings, Inc.		Washington Gas
Three Months Ended March 31,	2018	2017	2018	2017
Recorded to income
Operating revenues—non-utility	$3.8	$54.2	$—	$—
Utility cost of gas	3.0	19.8	3.0	19.8
Non-utility cost of energy-related sales	(20.6)	(4.6)	—	—
Interest expense	(12.5)	2.6	—	—
Recorded to regulatory assets
Gas costs	3.5	36.6	3.5	36.6
Total	$(22.8)	$108.6	$6.5	$56.4

Six Months Ended March 31,	2018	2017	2018	2017
Recorded to income
Operating revenues—non-utility	$(3.7)	$17.5	$—	$—
Utility cost of gas	0.4	34.5	0.4	34.5
Non-utility cost of energy-related sales	1.6	26.7	—	—
Interest expense	(12.9)	2.5	—	—
Recorded to regulatory assets
Gas costs	(2.3)	56.2	(2.3)	56.2
Recorded to other comprehensive income	0.1	49.5	—	—
Total	$(16.8)	$186.9	$(1.9)	$90.7

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Collateral

WGL utilizes standardized master netting agreements, which facilitate the netting of cash flows into a single net exposure for a given counterparty. As part of these master netting agreements, cash, letters of credit and parent company guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivatives and non-derivative positions. Under WGL’s offsetting policy, collateral balances are offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

The table below presents collateral not offset against derivative assets and liabilities at March 31, 2018 and September 30, 2017 , respectively.

Collateral Not Offset Against Derivative Assets and Liabilities (In millions)

March 31, 2018	Collateral deposits posted with counterparties	Cash collateral held representing an obligation
Washington Gas	$12.4	$3.1
WGL Energy Services	30.5	—
WGL Midstream	14.3	0.4
September 30, 2017
Washington Gas	$3.7	$0.1
WGL Energy Services	23.7	—
WGL Midstream	44.4	1.6

Any collateral posted that is not offset against derivative assets and liabilities is included in “Other prepayments” in the accompanying condensed balance sheets. Collateral received and not offset against derivative assets and liabilities is included in “Customer deposits and advance payments” in the accompanying balance sheets.

Certain derivative instruments of WGL, Washington Gas, WGL Energy Services and WGL Midstream contain contract provisions that require collateral to be posted if the credit rating of Washington Gas or WGL falls below certain levels or if counterparty exposure to WGL, Washington Gas, WGL Energy Services or WGL Midstream exceeds a certain level (credit-related contingent features). Due to counterparty exposure levels, at March 31, 2018 , WGL Energy Services posted $11.9 million of collateral related to its derivative liabilities that contained credit-related contingent features. At September 30, 2017 , WGL Energy Services posted $8.6 million of collateral related to these aforementioned derivative liabilities. At March 31, 2018 and September 30, 2017 , WGL was not required to post collateral related to a derivative liability that contained a credit-related contingent feature. At both March 31, 2018 and September 30, 2017 , Washington Gas and WGL Midstream were not required to post any collateral related to their respective derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if the most intrusive credit-risk-related contingent features underlying these agreements were triggered on March 31, 2018 and September 30, 2017 , respectively.

Potential Collateral Requirements for Derivative Liabilities

with Credit-Risk-Contingent Features

(In millions)	WGL Holdings, Inc.	Washington Gas
March 31, 2018
Derivative liabilities with credit-risk-contingent features	$13.3	$0.5
Maximum potential collateral requirements	$7.9	$0.5
September 30, 2017
Derivative liabilities with credit-risk-contingent features	$25.0	$2.8
Maximum potential collateral requirements	$21.9	$2.8

We do not enter into derivative contracts for speculative purposes.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Concentration of Credit Risk

We are exposed to credit risk from derivative instruments with wholesale counterparties, which is represented by the fair value of these instruments at the reporting date. We actively monitor and work to minimize counterparty concentration risk through various practices. At March 31, 2018 , two counterparties represented over 10% of Washington Gas’ credit exposure to wholesale derivative counterparties for a total credit risk of $20.2 million ; three counterparties each represented over 10% of WGL Energy Services’ credit exposure to wholesale counterparties for a total credit risk of $0.7 million ; and one counterparty represented over 10% of WGL Midstream’s credit exposure to wholesale counterparties for a total credit risk of $15.3 million .

WEATHER-RELATED INSTRUMENTS

WGL Energy Services utilizes weather-related instruments for managing the financial effects of weather risks. These instruments cover a portion of WGL Energy Services’ estimated revenue or energy-related cost exposure to variations in heating or cooling degree days. These contracts provide for payment to WGL Energy Services of a fixed-dollar amount for every degree day over or under specific levels during the calculation period depending upon the type of contract executed. For the three months ended March 31, 2018 and 2017 , WGL Energy Services recorded a pre-tax gain of $4.7 million and $3.2 million , respectively. During the six months ended March 31, 2018 and 2017 , WGL Energy Services recorded pre-tax gains of $3.9 million and $1.8 million , respectively, related to these instruments included in “Non-utility cost of energy related sales” in the accompanying condensed consolidated statements of income.

NOTE 9. FAIR VALUE MEASUREMENTS

Recurring Basis

We measure the fair value of our financial assets and liabilities using a combination of the income and market approaches in accordance with ASC Topic 820. These financial assets and liabilities primarily consist of derivatives recorded on our balance sheet under ASC Topic 815 and short-term investments, commercial paper and long-term debt outstanding required to be disclosed at fair value. Under ASC Topic 820, fair value is defined as the exit price, representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To value our financial instruments, we use market data or assumptions that market participants would use, including assumptions about credit risk (both our own credit risk and the counterparty’s credit risk) and the risks inherent in the inputs to valuation.

We enter into derivative contracts in the futures and over-the-counter (OTC) wholesale and retail markets. These markets are the principal markets for the respective wholesale and retail contracts. Our relevant market participants are our existing counterparties and others who have participated in energy transactions at our delivery points. These participants have access to the same market data as WGL. Valuations are generally based on pricing service data or indicative broker quotes depending on the market location. We measure the net credit exposure at the counterparty level where the right to set-off exists. The net exposure is determined using the mark-to-market exposure adjusted for collateral, letters of credit and parent guarantees. We use published default rates from Standard & Poor’s Ratings Services and Moody’s Investors Service as inputs for determining credit adjustments.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1. Level 1 of the fair value hierarchy consists of assets or liabilities that are valued using observable inputs based upon unadjusted quoted prices in active markets for identical assets or liabilities at the reporting date. WGL did not have any Level 1 derivatives at March 31, 2018 or September 30, 2017 .

Level 2. Level 2 of the fair value hierarchy consists of assets or liabilities that are valued using directly or indirectly observable inputs either corroborated with market data or based on exchange traded market data. Level 2 includes fair values based on industry-standard valuation techniques that consider various assumptions: (i)  quoted forward prices, including the use of mid-market pricing within a bid/ask spread; (ii)  discount rates; (iii)  implied volatility and (iv)  other economic factors. Substantially all of these assumptions are observable throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the relevant market. At March 31, 2018 and September 30, 2017 , Level 2 financial assets and liabilities included energy-related physical and financial derivative transactions such as forward, option and other contracts for deliveries at active market locations, as well as our interest rate swaps.

Level 3. Level 3 of the fair value hierarchy consists of assets or liabilities that are valued using significant unobservable inputs at the reporting date. These unobservable assumptions reflect our assumptions about estimates that market participants would use in pricing the asset or liability, including natural gas basis prices, annualized volatilities of natural gas prices, and electricity congestion prices.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement. These inputs may be used with industry standard valuation methodologies that result in our best estimate of fair value for the assets or liabilities at the reporting date.

Our Risk Analysis and Mitigation (RA&M) Group determines the valuation policies and procedures. The RA&M Group reports to WGL’s Chief Financial Officer. In accordance with WGL’s valuation policy, we may utilize a variety of valuation methodologies to determine the fair value of Level 3 derivative contracts, including internally developed valuation inputs and pricing models. The prices used in our valuations are corroborated using multiple pricing sources, and we periodically conduct assessments to determine whether each valuation model is appropriate for its intended purpose. The RA&M Group also evaluates changes in fair value measurements on a daily basis.

At March 31, 2018 and September 30, 2017 , Level 3 derivative assets and liabilities included: (i)  physical contracts valued at illiquid market locations with no observable market data; (ii)  long-dated positions where observable pricing is not available over the majority of the life of the contract; (iii)  contracts valued using historical spot price volatility assumptions and (iv)  valuations using indicative broker quotes for inactive market locations.

The following tables set forth financial instruments recorded at fair value as of March 31, 2018 and September 30, 2017 , respectively. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.

WGL Holdings, Inc.

Fair Value Measurements Under the Fair Value Hierarchy

(In millions)	Level 1	Level 2	Level 3	Total
At March 31, 2018
Assets
Natural gas related derivatives	$—	$13.3	$48.1	$61.4
Electricity related derivatives	—	0.6	8.5	9.1
Total Assets	$—	$13.9	$56.6	$70.5
Liabilities
Natural gas related derivatives	$—	$(18.2)	$(133.1)	$(151.3)
Electricity related derivatives	—	(2.9)	(18.8)	(21.7)
Total Liabilities	$—	$(21.1)	$(151.9)	$(173.0)
At September 30, 2017
Assets
Natural gas related derivatives	$—	$18.4	$52.8	$71.2
Electricity related derivatives	—	0.1	15.5	$15.6
Interest rate derivatives	—	9.8	—	$9.8
Total Assets	$—	$28.3	$68.3	$96.6
Liabilities
Natural gas related derivatives	$—	$(15.5)	$(167.4)	$(182.9)
Electricity related derivatives	—	(4.1)	(21.7)	(25.8)
Interest rate derivatives	—	(8.8)	—	(8.8)
Total Liabilities	$—	$(28.4)	$(189.1)	$(217.5)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Washington Gas Light Company

Fair Value Measurements Under the Fair Value Hierarchy

(In millions)	Level 1	Level 2	Level 3	Total
At March 31, 2018
Assets
Natural gas related derivatives	$—	$3.1	$15.3	$18.4
Total Assets	$—	$3.1	$15.3	$18.4
Liabilities
Natural gas related derivatives	$—	$(8.6)	$(104.3)	$(112.9)
Total Liabilities	$—	$(8.6)	$(104.3)	$(112.9)
At September 30, 2017
Assets
Natural gas related derivatives	$—	$7.0	$17.0	$24.0
Total Assets	$—	$7.0	$17.0	$24.0
Liabilities
Natural gas related derivatives	$—	$(5.7)	$(139.6)	$(145.3)
Total Liabilities	$—	$(5.7)	$(139.6)	$(145.3)

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of our Level 3 financial instruments and the respective fair values of the net derivative asset and liability positions, by contract type, as of March 31, 2018 and September 30, 2017 .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Quantitative Information about Level 3 Fair Value Measurements

(In millions)	Net Fair Value March 31, 2018	Valuation Techniques	Unobservable Inputs	Range

WGL Holdings, Inc.
Natural gas related derivatives	$(79.3)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	$(1.030) - $2.400
		Option Model	Natural Gas Basis Price (per dekatherm)	$(1.007) - $2.400
	$(5.7)		Annualized Volatility of Spot Market Natural Gas	30.2% - 900.9%
Electricity related derivatives	$(10.3)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	$(2.977) - $57.400

Washington Gas Light Company
Natural gas related derivatives	$(89.0)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	$(0.9300) - $0.216

(In millions)	Net Fair Value September 30, 2017

WGL Holdings, Inc.
Natural gas related derivatives	$(112.4)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	$(2.095) - $2.805
		Option Model	Natural Gas Basis Price (per dekatherm)	$(2.095) - $2.358
	$(2.2)		Annualized Volatility of Spot Market Natural Gas	28.7% - 566.8%
Electricity related derivatives	$(6.2)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	$(2.736) - $56.500

Washington Gas Light Company
Natural gas related derivatives	$(122.6)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	$(1.928) - $2.805

The following tables are a summary of the changes in the fair value of our derivative instruments that are measured at net fair value on a recurring basis in accordance with ASC Topic 820 using significant Level 3 inputs during the three and six months ended March 31, 2018 and 2017 , respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Reconciliation of Fair Value Measurements Using Significant Level 3 Inputs

	WGL Holdings, Inc.			Washington Gas Light Company
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Total	Total - Natural Gas Related Derivatives
Three Months Ended March 31, 2018
Balance at January 1, 2018	$(116.9)	$(12.8)	$(129.7)	$(125.4)
Realized and unrealized gains (losses)
Recorded to income	(11.0)	7.6	(3.4)	(0.7)
Recorded to regulatory assets—gas costs	(1.1)	—	(1.1)	(1.1)
Transfers out of Level 3	9.1	—	9.1	9.0
Settlements	34.9	(5.1)	29.8	29.2
Balance at March 31, 2018	$(85.0)	$(10.3)	$(95.3)	$(89.0)
Three Months Ended March 31, 2017
Balance at January 1, 2017	$(228.6)	$(8.3)	$(236.9)	$(208.8)
Realized and unrealized gains (losses)
Recorded to income	42.3	(0.6)	41.7	14.8
Recorded to regulatory assets—gas costs	30.4	—	30.4	30.4
Transfers into Level 3	(0.6)	—	(0.6)	(0.6)
Transfers out of Level 3	(0.5)	—	(0.5)	(0.3)
Purchases	—	(0.2)	(0.2)	—
Settlements	6.8	0.7	7.5	9.1
Balance at March 31, 2017	$(150.2)	$(8.4)	$(158.6)	$(155.4)
Six Months Ended March 31, 2018
Balance at October 1, 2017	$(114.6)	$(6.2)	$(120.8)	$(122.6)
Realized and unrealized gains (losses)
Recorded to income	(15.1)	(1.6)	(16.7)	(4.5)
Recorded to regulatory assets—gas costs	(8.0)	—	(8.0)	(8.0)
Transfers into Level 3	0.3	—	0.3	0.2
Transfers out of Level 3	8.8	—	8.8	9.0
Purchases	—	2.5	2.5	—
Settlements	43.6	(5.0)	38.6	36.9
Balance at March 31, 2018	$(85.0)	$(10.3)	$(95.3)	$(89.0)
Six Months Ended March 31, 2017
Balance at October 1, 2016	$(264.1)	$(9.1)	$(273.2)	$(251.6)
Realized and unrealized gains (losses)
Recorded to income	52.6	(4.2)	48.4	31.8
Recorded to regulatory assets—gas costs	52.4	—	52.4	52.4
Transfers into Level 3	(0.8)	—	(0.8)	(0.4)
Transfers out of Level 3	(0.5)	—	(0.5)	(0.3)
Purchases	—	(3.0)	(3.0)	—
Settlements	10.2	7.9	18.1	12.7
Balance at March 31, 2017	$(150.2)	$(8.4)	$(158.6)	$(155.4)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Transfers between different levels of the fair value hierarchy may occur based on fluctuations in the valuation inputs and on the level of observable inputs used to value the instruments from period to period. It is our policy to show both transfers into and out of the different levels of the fair value hierarchy at the fair value as of the beginning of the period. Transfers out of Level 3 for the periods presented were due to an increase in observable market inputs, primarily reflecting a decrease in the duration of the contracts being valued. Transfers into Level 3 for the periods presented were due to an increase in unobservable market inputs, primarily pricing points.

The table below sets forth the line items on the statements of income to which amounts are recorded for the three and six months ended March 31, 2018 and 2017 , respectively, related to fair value measurements using significant Level 3 inputs.

Realized and Unrealized Gains (Losses) Recorded to Income for Level 3 Measurements

	WGL Holdings, Inc.			Washington Gas Light Company
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Total	Total - Natural Gas Related Derivatives
Three Months Ended March 31, 2018
Operating revenues—non-utility	$(0.9)	$12.3	$11.4	$—
Utility cost of gas	(0.7)	—	(0.7)	(0.7)
Non-utility cost of energy-related sales	(9.4)	(4.7)	(14.1)	—
Total	$(11.0)	$7.6	$(3.4)	$(0.7)
Three Months Ended March 31, 2017
Operating revenues—non-utility	$25.5	$2.2	$27.7	$—
Utility cost of gas	14.8	—	14.8	14.8
Non-utility cost of energy-related sales	2.0	(2.8)	(0.8)	—
Total	$42.3	$(0.6)	$41.7	$14.8
Six Months Ended March 31, 2018
Operating revenues—non-utility	$(7.4)	$(3.8)	$(11.2)	$—
Utility cost of gas	(4.5)	—	(4.5)	(4.5)
Non-utility cost of energy-related sales	(3.2)	2.2	(1.0)	—
Total	$(15.1)	$(1.6)	$(16.7)	$(4.5)
Six Months Ended March 31, 2017
Operating revenues—non-utility	$15.2	$(8.5)	$6.7	$—
Utility cost of gas	31.8	—	31.8	31.8
Non-utility cost of energy-related sales	5.6	4.3	9.9	—
Total	$52.6	$(4.2)	$48.4	$31.8

Unrealized gains (losses) attributable to derivative assets and liabilities measured using significant Level 3 inputs were recorded as follows, for the three and six months ended March 31, 2018 and 2017 , respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Unrealized Gains (Losses) Recorded for Level 3 Measurements

	WGL Holdings, Inc.			Washington Gas Light Company
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Total	Total - Natural Gas Related Derivatives
Three Months Ended March 31, 2018
Recorded to income
Operating revenues—non-utility	$(1.8)	$4.8	$3.0	$—
Utility cost of gas	5.0	—	5.0	5.0
Non-utility cost of energy-related sales	(5.8)	(2.1)	(7.9)	—
Recorded to regulatory assets—gas costs	6.6	—	6.6	6.6
Total	$4.0	$2.7	$6.7	$11.6
Three Months Ended March 31, 2017
Recorded to income
Operating revenues—non-utility	$24.1	$4.9	$29.0	$—
Utility cost of gas	11.3	—	11.3	11.3
Non-utility cost of energy-related sales	—	(4.3)	(4.3)	—
Recorded to regulatory assets—gas costs	27.3	—	27.3	27.3
Total	$62.7	$0.6	$63.3	$38.6
Six Months Ended March 31, 2018
Recorded to income
Operating revenues—non-utility	$(7.4)	$(8.8)	$(16.2)	$—
Utility cost of gas	2.6	—	2.6	2.6
Non-utility cost of energy-related sales	1.3	4.1	5.4	—
Recorded to regulatory assets—gas costs	1.7	—	1.7	1.7
Total	$(1.8)	$(4.7)	$(6.5)	$4.3
Six Months Ended March 31, 2017
Recorded to income
Operating revenues—non-utility	$13.5	$(1.0)	$12.5	$—
Utility cost of gas	21.6	—	21.6	21.6
Non-utility cost of energy-related sales	—	7.4	7.4	—
Recorded to regulatory assets—gas costs	39.4	—	39.4	39.4
Total	$74.5	$6.4	$80.9	$61.0

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents the carrying amounts and estimated fair values of our financial instruments at March 31, 2018 and September 30, 2017 .

WGL Holdings, Inc.

Fair Value of Financial Instruments

	March 31, 2018		September 30, 2017
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds (a)	$46.9	$46.9	$11.8	$11.8
Commercial paper (b)	$369.0	$369.0	$505.0	$505.0
Project financing (b)	$55.8	$55.8	$54.8	$54.8
Long-term debt (c)	$1,879.3	$1,979.4	$1,430.9	$1,577.3

Washington Gas Light Company Fair Value of Financial Instruments

	March 31, 2018		September 30, 2017
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds (a)	$18.2	$18.2	$4.8	$4.8
Commercial paper (b)	$35.0	$35.0	$123.0	$123.0
Project financing (b)	$43.8	$43.8	$43.8	$43.8
Long-term debt (c)	$1,084.8	$1,180.4	$1,134.5	$1,271.0

(a) Balance is located in cash and cash equivalents in the accompanying balance sheets. These amounts may be offset by outstanding checks.

(b) Balance is located in notes payable in the accompanying balance sheets.

(c) Excludes current maturities.

Our money market funds are Level 1 valuations and their carrying amount approximates fair value. Other short-term investments are primarily overnight investment accounts; their carrying amount approximates fair value based on Level 2 inputs. The maturity of our commercial paper outstanding at both March 31, 2018 and September 30, 2017 is under 30 days. Due to the short-term nature of these notes, the carrying cost of our commercial paper approximates fair value using Level 2 inputs. Due to the nature of our project financing arrangements, the carrying cost approximates fair value using Level 2 inputs. Neither WGL’s nor Washington Gas’ long-term debt is actively traded. The fair value of long-term debt was estimated based on the quoted market prices of the U.S. Treasury issues having a similar term to maturity, adjusted for the credit quality of the debt issuer, WGL or Washington Gas. Our long-term debt fair value measurement is classified as Level 3.

Non Recurring Basis

During the second quarter of fiscal year 2018, WGL Midstream recorded an other than temporary impairment charge of $ 34.0 million to its equity method investment in Constitution based on the estimated fair value of the investment of $ 4.0 million . WGL Midstream utilized income and market approaches to determine the fair value of its investment in Constitution, which fall into Level 3 of the fair value hierarchy because of the significant unobservable inputs utilized in these valuation approaches, including consideration of the severity and duration of any decline in fair value of our investment in the project. Our key inputs included, but were not limited to, significant management judgments and estimates, including projections of the timing and amount of the project’s cash flows, determination of a discount rate for the income approach, market multipliers, probability weighting of potential outcomes of legal and regulatory proceedings, and weighting of the valuations produced by the income and market approaches. For more information, see Note 11- Other Investments of the Notes to Condensed Consolidated Financial Statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 10. OPERATING SEGMENT REPORTING

We have four reportable operating segments: regulated utility, retail energy-marketing, commercial energy systems and midstream energy services. The division of these segments into separate revenue generating components is based upon regulation, products and services. Our chief operating decision maker is our Chief Executive Officer and we evaluate segment performance based on Earnings Before Interest and Taxes (EBIT). EBIT is defined as earnings before interest and taxes, net of amounts attributable to non-controlling interests. Items we do not include in EBIT are interest expense, intercompany financing activity, dividends on Washington Gas preferred stock, and income taxes. EBIT includes transactions between reportable segments. We also evaluate our operating segments based on other relevant factors, such as penetration into their respective markets and return on equity.

Our four segments are summarized below.

•                  Regulated Utility — The regulated utility segment is our core business. It consists of Washington Gas and Hampshire. Washington Gas provides regulated gas distribution services (including the sale and delivery of natural gas) to end use customers in the District of Columbia, Maryland and Virginia and natural gas transportation services to an unaffiliated natural gas distribution company in West Virginia under a Federal Energy Regulatory Commission (FERC) approved interstate transportation service operating agreement. Hampshire provides regulated interstate natural gas storage services to Washington Gas under a FERC approved interstate storage service tariff.

•                  Retail Energy-Marketing — The retail energy-marketing segment consists of WGL Energy Services, which sells natural gas and electricity directly to retail customers in competition with regulated utilities and unregulated gas and electricity marketers.

•                  Commercial Energy Systems — The commercial energy systems segment consists of WGL Energy Systems, which provides clean and energy efficient solutions including commercial solar, energy efficiency and combined heat and power projects and other distributed generation solutions to government and commercial clients. In addition, this segment comprises the operations of WGSW, a holding company formed to invest in alternative energy assets.

•                  Midstream Energy Services — The midstream energy services segment consists of WGL Midstream, which specializes in the investment, management, development and optimization of natural gas storage and transportation midstream infrastructure projects.

Administrative and business development activity costs associated with WGL and Washington Gas Resources and activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment, and that do not fit into one of our four operating segments, are aggregated as “Other Activities” in the Operating Segment Financial Information presented below. Results for other activities primarily relate to costs associated with the planned merger with AltaGas.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following tables present operating segment information for the three and six months ended March 31, 2018 and 2017 .

Operating Segment Financial Information
(In thousands)	Operating Revenues	Depreciation and Amortization	Equity in Earnings of Unconsolidated Affiliates	EBIT	Total Assets	Capital Expenditures	Equity Method Investments
Three Months Ended March 31, 2018
Regulated utility	$532,040	$33,926	$—	$151,069	$5,145,550	$70,817	$—
Retail energy-marketing	316,714	278	—	15,104	526,833	—	—
Commercial energy systems (a)	16,406	6,480	—	3,562	1,067,381	40,408	—
Midstream energy services	33,324	5	(27,414)	7,306	1,046,184	—	584,594
Other activities	—	—	—	(2,185)	263,298	—	—
Eliminations (b)	(12,033)	33	—	(4,116)	(1,202,420)	—	—
Total consolidated	$886,451	$40,722	$(27,414)	$170,740	$6,846,826	$111,225	$584,594
Three Months Ended March 31, 2017
Regulated utility	$475,021	$33,572	$—	$165,171	$4,852,633	$96,612	$—
Retail energy-marketing	324,916	273	—	9,255	512,583	330	—
Commercial energy systems (a)	20,980	5,226	2,443	8,547	945,847	13,845	74,922
Midstream energy services	38,621	10	4,901	41,993	611,221	—	333,777
Other activities	—	—	—	(15,067)	338,405	—	—
Eliminations (b)	(17,788)	29	—	(1,472)	(850,954)	—	—
Total consolidated	$841,750	$39,110	$7,344	$208,427	$6,409,735	$110,787	$408,699
Six Months Ended March 31, 2018
Regulated utility	$909,510	$68,029	$—	$249,434	$5,145,550	$147,579	$—
Retail energy-marketing	565,407	560	—	18,846	526,833	—	—
Commercial energy systems (a)	36,469	13,064	—	9,209	1,067,381	62,700	—
Midstream energy services	51,011	9	(21,522)	29,491	1,046,184	—	584,594
Other activities	—	—	—	(6,356)	263,298	—	—
Eliminations (b)	(23,506)	45	—	(2,427)	(1,202,420)	—	—
Total consolidated	$1,538,891	$81,707	$(21,522)	$298,197	$6,846,826	$210,279	$584,594
Six Months Ended March 31, 2017
Regulated utility	$809,007	$64,132	$—	$267,888	$4,852,633	$208,293	$—
Retail energy-marketing	623,600	578	—	38,440	512,583	734	—
Commercial energy systems (a)	35,837	9,625	4,830	13,210	945,847	57,518	74,922
Midstream energy services	13,633	19	2,779	13,509	611,221	—	333,777
Other activities	—	—	—	(16,265)	338,405	—	—
Eliminations (b)	(30,840)	39	—	(364)	(850,954)	—	—
Total consolidated	$1,451,237	$74,393	$7,609	$316,418	$6,409,735	$266,545	$408,699

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

(a) Commercial Energy Systems’ operating revenues and depreciation and amortization include activity from non-controlling interest. Commercial energy systems’ EBIT is adjusted for the effects of non-controlling interest.

(b) Intersegment eliminations include any mark-to market valuations associated with trading activities between WGL Midstream and WGL Energy Services, intercompany loans and a timing difference between Commercial Energy Systems’ recognition of revenue for the sale of Renewable Energy Credits (RECs) to Retail Energy-Marketing and Retail Energy-Marketing’s recognition of the associated expense. Retail Energy-Marketing has recorded a portion of the RECs purchased as inventory to be used in future periods at which time they will be expensed. Operating revenue amounts in the “Eliminations” row represent total intersegment revenues associated with sales from the regulated utility segment to the retail energy-marketing segment. Midstream Energy Services’ cost of energy related sales is netted with its gross revenues.

The following table provides a reconciliation from EBIT to net income applicable to common stock.

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
Total consolidated EBIT	$170,740	$208,427	$298,197	$316,418
Interest expense	7,637	14,255	27,834	30,490
Income tax expense (benefit)	27,223	70,778	(3,887)	104,232
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
Net income applicable to common stock	$135,550	$123,064	$273,590	$181,036

NOTE 11. OTHER INVESTMENTS

WGL has both solar and pipeline investments and accounts for its interests in legal entities as either a: (i) variable interest entity (VIE) or a (ii) voting interest entity (non-VIE). A VIE is a legal entity with one of the following characteristics: (i) has insufficient at-risk equity to fund its activities without additional subordinated financial support from any other party or parties; (ii) the equity holders of which, as a group, lack the characteristics of a controlling financial interest; or (iii) the entity is structured with non-substantive voting rights.

The determination of whether or not to consolidate a VIE under GAAP requires a significant amount of judgment. This includes, but is not limited to, consideration of our contractual relationships with the entity, the legal structure of the entity, the voting power of the equity holders, the obligation of the equity holders to absorb losses of the entity and their rights to receive any expected residual returns.

Under the VIE model, we have a controlling financial interest in a VIE (i.e., are the primary beneficiary) and would consolidate the entity when we have current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. When changes occur to the design of an entity, we reconsider whether the entity is a VIE. We also continuously evaluate whether we have a controlling financial interest in a VIE.

We have investments in both consolidated and unconsolidated VIEs which are described in detail below. The unconsolidated investments are accounted for under the equity method of accounting with profits and losses included in “Equity in earnings of unconsolidated affiliates” in the accompanying Condensed Consolidated Statements of Income.

Under the voting interest model, we consolidate an entity when we have a controlling financial interest by holding directly or indirectly, more than 50% of the voting rights or by exercising control through substantive participating rights. However, we consider substantive rights held by other partners in determining if we hold a controlling financial interest, and in some cases, may not consolidate the entity despite owning more than 50% of the voting rights. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change. Where we do not have a controlling financial interest, we apply the equity method of accounting in which investments are initially measured at cost. Investments in, and advances to, affiliated companies are presented in the caption “Investments in unconsolidated affiliates” in the accompanying Condensed Consolidated Balance Sheets.

WGL uses the Hypothetical Liquidation at Book Value (HLBV) methodology to determine its earnings or losses for certain equity method investments as well as for the non-controlling interests in consolidated investments when the governing structuring agreement over the equity investment results in different liquidation rights and priorities than what is reflected by the underlying ownership interest percentage. For investments accounted for under the HLBV method, simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. The HLBV calculation may vary in its complexity depending on the capital structure and the tax considerations for the investments.

When applying HLBV, WGL determines the amount that it would receive if an equity investment entity were to liquidate all of its assets at book value (as valued in accordance with GAAP) and distribute that cash to the investors based on the contractually defined liquidation

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

priorities. The change in WGL’s claim on the investee’s book value at the beginning and end of the reporting period (adjusted for contributions and distributions) is WGL’s share of the earnings or losses from the equity investment for the period.

Consolidated Investments

Variable Interest Entity Investments-Solar

At March 31, 2018, WGL’s subsidiary, WGSW, Inc. was the primary beneficiary of SFGF LLC (SFGF), LLC, SFRC, LLC (SFRC), SFGF II, LLC (SFGF II), ASD Solar LP (ASD) and SFEE LLC (SFEE), because of its ability to direct the activities most significant to the economic performance of those entities plus the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. Accordingly, we have consolidated these VIE’s.

SFGF, SFRC, and SFGF II

WGSW, along with its various tax equity partners, formed the tax equity partnerships SFGF, SFRC, and SFGF II to acquire, own, and operate distributed generation solar projects nationwide. WGSW is the managing member of these investments and will provide cash equal to the purchase price of the solar projects less any contributions from the tax-equity partner for projects sold by WGL Energy Systems into the partnerships. WGL Energy Systems is the operations and maintenance provider, and the developer of the projects.

Profits and losses are allocated between the partners under the HLBV method of accounting and the portion allocated to the tax equity partner is included in “Net income (loss) attributable to non-controlling interest” on the accompanying Condensed Consolidated Statements of Income and is recorded to Non-controlling interest on the accompanying Condensed Consolidated Balance Sheets.

As of March 31, 2018, WGSW has contributed $ 16.8 million, $ 29.0 million and $ 4.0 million to SFGF, SFRC, and SFGF II respectively.

ASD

WGSW is the limited partner in ASD, a limited partnership formed to own and operate a portfolio of residential solar projects, primarily rooftop photovoltaic power generation systems. As a limited partner, WGSW had provided funding to the partnership but did not have power to direct the activities that most significantly affect the operations and economic performance of the entity. In January 2014, the funding commitment period ended for the partnership. Prior to July 10, 2017, ASD was being consolidated by the general partner, Solar Direct LLC (Solar Direct). Solar Direct is a wholly owned subsidiary of American Solar Direct Inc. (ASDI).

In June 2017, ASDI filed for Chapter 7 bankruptcy because of financial difficulties. To ensure continuing operations of the partnership and minimal disruptions to the customers, WGSW petitioned the Bankruptcy Court to remove Solar Direct as manager of ASD operations and to approve the appointment of SF ASD, a wholly-owned subsidiary of WGL Energy Systems, formed to take over the management and operations of the partnership, as manager of ASD operations. On July 10, 2017, the Bankruptcy Court granted the bankruptcy trustee’s emergency motion to assign management rights and control of ASD to SF ASD and WGSW consolidated ASD as a result. As of March 31, 2018, WGSW has contributed $ 72.6 million into the tax equity partnership.

SFEE

On November 23, 2016, WGSW and a tax equity partner formed SFEE to acquire distributed generation solar projects that were to be developed and sold by a third-party developer or WGL Energy Systems. New projects were to be designed and constructed under long-term power purchase agreements. On November 8, 2017, WGSW terminated the Master Purchase Agreement between SFEE, LLC and the third-party developer. The termination triggered a reassessment of the method of accounting for SFEE and, as a result, SFEE is considered a VIE and is consolidated by WGSW. As of March 31, 2018, WGSW has contributed $ 6.5 million into the tax equity partnership.

The following table summarizes the fair value amounts of SFEE’s assets and liabilities, as well as the estimated fair value of the non-controlling interest as of the date of consolidation.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Fair Value of SFEE at Date of Consolidation

(in millions)	Fair Value
Property, plant and equipment	$10.1
Other assets	0.1
Total assets	$10.2
Net assets	$10.2
Non-controlling interest	$0.6
WGSW equity interest	$9.6

Property, plant and equipment represents commercial solar assets for SFEE stated at cost. This amount was determined to be equal to the fair value provided by a third-party appraisal.

Balance Sheet Location of Consolidated Investments

The carrying amounts and classification of the consolidated VIEs’ assets and liabilities included in our accompanying Condensed Consolidated Balance Sheets at March 31, 2018 and September 30, 2017 are as follows:

WGL Holdings, Inc.

Balance Sheet Location of Consolidated Investments

(in millions)	March 31, 2018	September 30, 2017
Current assets	$7.4	$4.4
Property, Plant and Equipment	161.1	121.7
Total assets	$168.5	$126.1
Current liabilities	—	0.2
Deferred credits	1.3	0.8
Total liabilities	$1.3	$1.0

Unconsolidated Investments

Variable Interest Entity Investments-Pipelines

Meade

In 2014, WGL through its subsidiary WGL Midstream, entered into a limited liability company agreement and formed Meade Pipeline Co LLC (Meade), a Delaware limited liability company, with Transcontinental Gas Pipe Line Company, LLC (Williams) to invest in a regulated pipeline, a segment of Transco’s Atlantic Sunrise project, called Central Penn Pipeline (Central Penn). Central Penn will be an approximately 185 -mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania that will have the capacity to transport and deliver up to approximately 1.7 million dekatherms per day of natural gas.

At March 31, 2018 and September 30, 2017, WGL Midstream held a $ 337.1 million and $ 146.7 million, respectively, equity method investment in Meade. WGL Midstream plans to invest an estimated $ 434 million for a 55% interest in Meade. Although WGL Midstream holds greater than a 50% interest in Meade, Meade is not consolidated by WGL Midstream and instead is accounted for under the equity method of accounting. WGL Midstream is not the primary beneficiary of Meade as it does not have the power to direct the activities most significant to the economic performance of Meade. Specifically, WGL Midstream applies the HLBV equity method of accounting and any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Condensed Consolidated Statements of Income and are added to or subtracted from the carrying amount of WGL’s investment balance.

Our maximum financial exposure to loss because of our involvement with this VIE is equal to WGL Midstream’s capital contributions.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Non-Variable Investment Entity Investments-Pipelines

Constitution

WGL Midstream owns a 10% interest in Constitution. The Constitution Pipeline is proposed to transport natural gas from the Marcellus region in northern Pennsylvania to major northeastern markets. Constitution is accounted for under the equity method of accounting; any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Condensed Consolidated Statements of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. The equity method is considered appropriate because Constitution is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies.

In December 2014, Constitution received approval from the FERC to construct and operate the proposed pipeline. However, on April 22, 2016, the New York State Department of Environmental Conservation (NYSDEC) denied Constitution’s application for a Section 401 Certification for the pipeline, which is necessary for the construction and operation of the pipeline. In May 2016, Constitution filed actions in both the U.S. Circuit Court of Appeals for the Second Circuit and the U.S. District Court for the Northern District of New York, appealing the decision and seeking declaratory judgment that the State of New York’s permitting authority is preempted by federal law.  In May 2016, Constitution appealed the NYSDEC’s denial of the Section 401 certification to the United States Court of Appeals for the Second Circuit, and in August 2017, the court issued a decision denying in part and dismissing in part Constitution’s appeal. The court expressly declined to rule on Constitution’s argument that the NYSDEC’s decision on Constitution’s Section 401 application constitutes a waiver of the certification requirement. Constitution has filed a petition for rehearing with the Second Circuit Court’s decision, but in October the court denied our petition.

In October 2017, Constitution filed a petition for declaratory order requesting FERC to find that, by operation of law, the Section 401 certification requirement for the New York State portion of Constitution’s pipeline project was waived due to the failure by the NYSDEC to act on Constitution’s Section 401 application within a reasonable period of time as required by the express terms of such statute. The petition was consistent with a recent decision by the District of Columbia Circuit Court in another proceeding, in which the court clarified that an applicant facing similar circumstances should present evidence of waiver to the FERC. On January 11, 2018, the FERC denied the petition, finding that Section 401 provides that a state waives certification only when it does not act on an application within one year from the date of the application. On February 12, 2018, Constitution filed a request for rehearing with FERC. FERC has not ruled on the request for a rehearing. On January 16, 2018, Constitution petitioned the U.S. Supreme Court to review the judgment of the U.S. Court of Appeals for the Second Circuit, asserting that the Second Circuit’s decision conflicts with the decisions of the U.S. Supreme Court and federal Courts of Appeals on an important question of federal law. On April 30, 2018, the U.S. Supreme Court denied Constitution’s petition for writ of certiorari . The project’s sponsors remain committed to the project.

We have evaluated our investment in Constitution for other than temporary impairment as of March 31, 2018. Our impairment assessment used income and market approaches in determining the fair value of our investment in Constitution. Refer to Note 9 -  Fair Value Measurements. In light of the recent actions taken by the courts and regulators to uphold NYSDEC’s denial of certification and our estimation of the likelihood of an unfavorable outcome associated with the remaining legal and regulatory challenges, we recorded an other than temporary impairment charge of $ 34.0 million to “Equity in earnings of unconsolidated affiliates”, and recorded a reversal to “Operation and maintenance” expense of a previously recognized expense of $ 3.0 million . There could be additional losses in the value of the investment beyond this impairment charge. However, we believe that recoveries from the sale of the inventories held by Constitution will mostly offset these legal expenditures. We also continue to incur legal fees associated with the project. At March 31, 2018, and September 30, 2017, WGL Midstream held a $ 4.0 million and $ 38.1 million equity method investment in Constitution, respectively.

Mountain Valley Pipeline

In March 2015, WGL Midstream acquired a 7% equity interest in Mountain Valley Pipeline, LLC (Mountain Valley). On October 24, 2016, WGL Midstream acquired an additional 3% equity interest in Mountain Valley by assuming all of Vega Midstream MVP LLC’s (Vega Energy) interest in the joint venture. WGL Midstream now owns a 10% interest in Mountain Valley.

The proposed pipeline to be developed, constructed, owned and operated by Mountain Valley, will transport approximately 2.0 million dekatherms of natural gas per day and connects with EQT Corporation’s Equitrans system in Wetzel County, West Virginia to Transcontinental Gas Pipe Line Company LLC’s Station 165 in Pittsylvania County, Virginia.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

At March 31, 2018 and September 30, 2017, WGL Midstream held a $ 104.3 million and $ 63.0 million equity method investment in Mountain Valley, respectively. WGL Midstream expects to invest approximately $350.0 million in scheduled capital contributions through the in-service date of the pipeline based on its pro rata share of project costs. The equity method is considered appropriate because Mountain Valley is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies. Profits and losses are allocated under the HLBV method of accounting and are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Condensed Consolidated Statements of Income and are added to or subtracted from the carrying amount of WGL’s investment balance.

In April 2018, WGL Midstream entered into a separate agreement with Mountain Valley to acquire a 5% equity interest in a project to build a lateral interstate natural gas pipeline connecting to the mainline.

Stonewall System

WGL Midstream has a 30% equity interest in an entity that owns and operates certain assets known as the Stonewall Gas Gathering System (the Stonewall System). The Stonewall System has the capacity to gather up to 1.4 billion cubic feet of natural gas per day from the Marcellus production region in West Virginia, and connects with an interstate pipeline system that serves markets in the mid-Atlantic region.

At March 31, 2018 and September 30, 2017, WGL Midstream held a $139.3 million and $136.7 million equity method investment in the Stonewall System, respectively. The equity method is considered appropriate because the Stonewall System is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies. Profits and losses are allocated under the HLBV method of accounting and are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Condensed Consolidated Statements of Income and are added to or subtracted from the carrying amount of WGL’s investment balance.

The carrying amount of WGL Midstream’s investment in the Stonewall System exceeded the amount of the underlying equity in net assets by $8.8 million as of March 31, 2018, which is being amortized over the life of the assets.

The following tables present summary information about our unconsolidated investments:

WGL Holdings, Inc.

Balance Sheet Location of Unconsolidated Investments

	Solar Investments	Pipelines
(in millions)	Non-VIEs (a)	VIEs (b)	Non-VIEs (c)	Total
March 31, 2018
Assets
Investments in unconsolidated affiliates	$—	$337.1	$247.5	$584.6
Total assets	$—	$337.1	$247.5	$584.6
September 30, 2017
Assets
Investments in unconsolidated affiliates	$9.6	$146.7	$237.9	$394.2
Total assets	$9.6	$146.7	$237.9	$394.2

(a) Balance relates to interest held in SFEE on September 30, 2017

(b) Balance relates to equity method investment in Meade.

(c) Balance relates to equity method investments in Constitution, Mountain Valley Pipeline and Stonewall System.

NOTE 12. RELATED PARTY TRANSACTIONS

WGL and its subsidiaries engage in inter-company transactions in the ordinary course of business. Inter-company transactions and balances have been eliminated from the consolidated financial statements of WGL, except as described below. Washington Gas provides accounting, treasury, legal and other administrative and general support to affiliates, and files consolidated tax returns that include affiliated taxable transactions. Washington Gas bills its affiliates in accordance with regulatory requirements for the actual cost of providing these services, which approximates their market value. To the extent such billings are outstanding, they are reflected in “Receivables from associated companies” on Washington Gas’ balance sheets. Washington Gas assigns or allocates these costs directly to its affiliates and, therefore, does not recognize revenues or expenses associated with providing these services. Washington Gas believes that allocations based on broad measures of business activity are appropriate for allocating expenses resulting from common services. Affiliate entities are allocated a portion of common services

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

based on a formula driven by appropriate indicators of activity, as approved by management.

In connection with billing on behalf of unregulated third-party marketers, including WGL Energy Services and with other miscellaneous billing processes, Washington Gas collects cash on behalf of affiliates and transfers the cash in a reasonable time period. Cash collected by Washington Gas on behalf of its affiliates but not yet transferred is recorded in “Payables to associated companies” on Washington Gas’ Condensed Balance Sheets.

Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds during the construction of certain energy management services projects entered into under Washington Gas’ area-wide contract. In December 2016, WGL Energy Systems entered into an agreement to obtain third-party financing and receive funds directly from the third-party lender during the construction period associated with the related energy management service projects. As part of the ongoing financing arrangement, Washington Gas records a receivable representing the government’s obligation, and records an inter-company payable to WGL Energy Systems for the construction work performed for the same amount in “Payables to associated companies”. Refer to Note 3—Short Term Debt of the Notes to Condensed Consolidated Financial Statements for further discussion of the project financing.

The following table presents the receivables from and payables to associated companies as of March 31, 2018 and September 30, 2017 .

Washington Gas Receivables From / Payables To Associated Companies

(In millions)	March 31, 2018	September 30, 2017
Receivables from associated companies	$30.7	$32.4
Payables to associated companies	$111.6	$94.8

Washington Gas provides gas balancing services related to storage, injections, withdrawals and deliveries to all energy marketers participating in the sale of natural gas on an unregulated basis through the customer choice programs that operate in its service territory. These balancing services include the sale of natural gas supply commodities related to various peaking arrangements contractually supplied to Washington Gas and then partially allocated and assigned by Washington Gas to the energy marketers, including WGL Energy Services. Washington Gas records revenues for these balancing services pursuant to tariffs approved by the appropriate regulatory bodies. These related party amounts related to balancing services provided to WGL Energy Services have been eliminated in the consolidated financial statements of WGL. The following table shows the amounts Washington Gas charged WGL Energy Services for balancing services which are located in “Utility Operating Revenues”.

Washington Gas - Gas Balancing Service Charges

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2018	2017	2018	2017
Gas balancing service charge	$8.5	$8.8	$11.0	$15.7

As a result of these balancing services, an imbalance is created for volumes of natural gas received by Washington Gas that are not equal to the volumes of natural gas delivered to customers of the energy marketers. At March 31, 2018 and September 30, 2017, WGL Energy Services recognized accounts receivable from Washington Gas of $7.9 million and $1.4 million respectively, related to an imbalance in gas volumes. Due to regulatory treatment, these payables and receivables are not eliminated in the consolidated financial statements of WGL. Refer to Note 1— Accounting Policies of the Notes to Consolidated Financial Statements of our combined Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for further discussion of these imbalance transactions.

Washington Gas participates in a purchase of receivables (POR) program as approved by the Maryland Public Service Commission (PSC of MD), whereby it purchases receivables from participating energy marketers at approved discount rates. In addition, WGL Energy Services participates in POR programs with certain Maryland and Pennsylvania utilities, whereby it sells its receivables to various utilities, including Washington Gas, at approved discount rates. The receivables purchased by Washington Gas are included in “Accounts receivable” in the accompanying balance sheet. Any activity between Washington Gas and WGL Energy Services related to the POR program has been

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

eliminated in the accompanying financial statements for WGL. At March 31, 2018 and September 30, 2017, Washington Gas had balances of $8.2 million and $3.2 million, respectively, of purchased receivables from WGL Energy Services which are located in “Accounts receivable”.

NOTE 13. COMMITMENTS AND CONTINGENCIES

REGULATORY CONTINGENCIES

Certain legal and administrative proceedings incidental to our business, including regulatory contingencies, involve WGL and/or its subsidiaries. In our opinion, we have recorded an adequate provision for probable losses or refunds to customers for regulatory contingencies related to these proceedings.

Application for Approval of Reduction of Distribution Rates

On January 12, 2018, Washington Gas filed applications to reduce customer rates in Maryland, Virginia, and the District of Columbia to reflect the impact of the Tax Act, including both the impact of the re-measurement of deferred tax assets and liabilities and reduction of the federal tax rate to 21%. Washington Gas began tracking the impact of the Tax Act on revenue requirements beginning January 1, 2018, recording all impacts to regulatory assets and liabilities. In Maryland, the PSC of MD approved the application effective for bills rendered on or after February 1, 2018.

As of March 31, 2018, the applications with Virginia and the District of Columbia are still on-going. In Virginia, the application was dismissed on March 15, 2018 and Washington Gas will file a new general rate case in July 2018. In the District of Columbia, Washington Gas filed a revised application on February 12, 2018 and subsequently filed a joint motion and unanimous agreement of stipulation for full settlement on April 30, 2018. As a result of the on-going applications in Virginia and the District of Columbia, Washington Gas recorded a regulatory liability, representing the amounts owed to customers for reduced rates starting in January 2018 of $ 8.8 million and $ 3.1 million, respectively. Please refer to Note 7— Income taxes for more information.

Virginia Jurisdiction

Virginia Rate Case.  On June 30, 2016, Washington Gas filed an application with the Commonwealth of Virginia State Corporation Commission (SCC of VA) to increase its base rates for natural gas service by $ 45.6 million, which includes $ 22.3 million of revenue associated with natural gas pipeline replacement initiatives previously approved by the SCC of VA and paid by customers through a monthly rider. Additionally, the proposed rate increase included provisions designed to deliver the benefits of natural gas to more customers that include: (i) facilitating conversion to natural gas in locations already served by Washington Gas; (ii) expanding the natural gas system to high-growth communities in Virginia and (iii) research and development enabling innovations to enhance service for our customers.

Interim rates went into effect, subject to refund, in the December 2016 billing cycle. Intervenors filed testimony on January 31, 2017, Staff of the SCC of VA filed testimony on February 28, 2017 and Washington Gas filed its rebuttal testimony on March 28, 2017. On April 17, 2017, Washington Gas filed with the SCC of VA a unanimous settlement as to a specific annual revenue increase, but not as to a specific return on equity, specific accounting adjustments, or specific ratemaking methodologies, except as otherwise set forth therein. The Stipulation set forth, for purposes of settlement, a base rate increase of $ 34 million (of which $ 14.1 million represents incremental base rate revenues over and above the inclusion of SAVE Plan costs which were previously recovered through monthly surcharges). For purposes of the settlement, the mid-point of the return on equity range of 9.0% - 10.0% % will be used in any application or filing, other than a change in base rates, effective December 1, 2016. On June 30, 2017, the Chief Hearing Examiner issued a report recommending that the SCC of VA approve the Stipulation. On September 8, 2017, Washington Gas received a final order from the SCC of VA accepting settlement subject to minor modifications to Washington Gas’ System Expansion Proposals. All parties agreed to a Revised Stipulation filed on September 20, 2017, reflecting the SCC of VA’s denial of one of the System Expansion Proposals and Washington Gas’ withdrawal of the second one. The SCC of VA issued its final order approving the revised stipulation on September 25, 2017. Refunds to customers, which have been accrued by Washington Gas at December 31, 2017, were completed on February 7, 2018. Washington Gas’ methodology to compute customer refunds is pending review by the SCC of VA.

FINANCIAL GUARANTEES

WGL has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. WGL has also guaranteed payments for certain of our external partners. At March 31, 2018, the maximum potential amount of future payments under the guarantees for external parties totaled $0.6 million .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

ANTERO CONTRACT

Washington Gas and WGL Midstream contracted in June 2014 with Antero Resources Corporation (Antero) to buy gas from Antero at invoiced prices based on an index, and at a delivery point, specified in the contracts. Since deliveries began, however, the index price paid has been more than the fair market value at the same physical delivery point, resulting in losses to date of $29.6 million . Accordingly, Washington Gas and WGL Midstream notified Antero that it sought to apply a provision of the contracts that would permit a new index to be established.  Antero objected, claiming that the contract provisions permitting re-pricing did not apply, unless Antero itself chose to sell gas at cheaper prices at the delivery point (which Antero claimed it had not).  The dispute was arbitrated in January 2017, and the arbitral tribunal ruled in favor of Antero on the applicability of the re-pricing mechanism.  However, the tribunal ruled that it lacked authority to determine whether Antero was in breach of its obligation to deliver gas to Washington Gas and WGL Midstream at a point where they could obtain the higher pricing. Accordingly, Washington Gas and WGL Midstream filed suit in state court in Colorado for a determination of this issue. The state court granted Antero’s motion to dismiss the case and the case is currently on appeal.

Separately, Antero has initiated suit against Washington Gas and WGL Midstream, claiming that they have failed to purchase specified daily quantities of gas and seeking alleged cover damages exceeding $100 million as of April 4, 2018, of which continues to accumulate daily according to Antero’s complaint. Washington Gas and WGL Midstream oppose both the validity and amount of Antero’s claim. WGL believes the probability that Antero could succeed in collecting these penalties is remote and therefore, no accrual was made as of March 31, 2018 .  In December 2017, WGL Midstream amended its purchase contract with Antero and, effective February 1, 2018, is no longer obligated to purchase gas at the delivery point that is the subject of these disputes.

SILVER SPRING, MARYLAND INCIDENT

Washington Gas continues to support the investigation by the NTSB into the August 10, 2016 explosion and fire at an apartment complex on Arliss Street in Silver Spring, Maryland, the cause of which has not been determined.  Additional information will be made available by the NTSB at the appropriate time. A total of 40 civil actions related to the incident have been filed against WGL and Washington Gas in the Circuit Court for Montgomery County, Maryland. Thirty-nine of these suits seek unspecified damages for personal injury and/or property damage. The final action is a class action suit seeking total damages stated to be less than $ 5 million for, among others, property damage and various counts relating to the loss of the use of the premises. Two of the 40 cases were originally filed in the District of Columbia Superior Court, but were dismissed. Those two actions were re-filed in Maryland on November 27, 2017.  We maintain excess liability insurance coverage from highly-rated insurers, subject to a nominal self-insured retention. We believe that this coverage will be sufficient to cover any significant liability to it that may result from this incident. Management is unable to determine a range of potential losses that are reasonably possible of occurring and therefore we have not recorded a reserve associated with this incident. Washington Gas was invited by the NTSB to be a party to the investigation and in that capacity, continues to work closely with the NTSB to help determine the cause of this incident.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

The following table shows the components of net periodic benefit costs (income) recognized in our financial statements during the three and six months ended March 31, 2018 and 2017 .

Components of Net Periodic Benefit Costs (Income)

	Three Months Ended March 31,
	2018		2017
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Service cost	$3.7	$1.3	$4.1	$1.5
Interest cost	9.9	2.9	9.6	2.9
Expected return on plan assets	(10.6)	(5.9)	(10.2)	(5.6)
Amortization of prior service cost (credit)	0.1	(4.4)	0.1	(4.4)
Amortization of net actuarial loss	3.9	—	5.5	0.2
Net periodic benefit cost (income)	7.0	(6.1)	9.1	(5.4)
Amount allocated to construction projects	(1.1)	1.0	(1.7)	1.2
Amount deferred as regulatory asset/liability — net	1.7	—	1.7	—
Amount charged (credited) to expense	$7.6	$(5.1)	$9.1	$(4.2)

	Six Months Ended March 31,
	2018		2017
Service cost	$7.4	$2.6	$8.2	$2.9
Interest cost	19.8	5.8	19.2	5.8
Expected return on plan assets	(21.2)	(11.8)	(20.5)	(11.1)
Amortization of prior service cost (credit)	0.2	(8.8)	0.2	(8.8)
Amortization of net actuarial loss	7.8	—	11.0	0.4
Net periodic benefit cost (income)	14.0	(12.2)	18.1	(10.8)
Amount allocated to construction projects	(2.2)	2.0	(3.3)	2.4
Amount deferred as regulatory asset/liability — net	3.4	—	3.5	(0.1)
Amount charged (credited) to expense	$15.2	$(10.2)	$18.3	$(8.5)

Amounts included in the line item “Amount deferred as regulatory asset/liability-net,” as shown in the table above, represent the amortization of previously unrecovered costs of the applicable pension benefits or the health and life benefits as approved in the District of Columbia. We expect the balances to be fully amortized by October 2019.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables show the changes in accumulated other comprehensive income (loss) for WGL and Washington Gas by component for the three and six months ended March 31, 2018 and 2017 .

WGL Holdings, Inc.

Changes in Accumulated Other Comprehensive Loss by Component

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
Beginning Balance	$(5,753)	$(9,126)	$(5,997)	$(38,539)
Qualified cash flow hedging instruments (a)	53	48	105	49,503
Change in prior service credit (b)	(273)	(217)	(547)	(434)
Change in actuarial net loss (b)	530	588	1,057	1,176
Current-period other comprehensive income	310	419	615	50,245
Income tax expense related to other comprehensive income	104	167	165	20,580
Ending Balance	$(5,547)	$(8,874)	$(5,547)	$(8,874)

(a)        Cash flow hedging instruments represent interest rate swap agreements related to debt issuances. Refer to Note 8- Derivative and Weather-related Instruments of the Notes to Condensed Consolidated Financial Statements for further discussion of the interest rate swap agreements.

(b)        These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 14- Pension and other post-retirement benefit plans of the Notes to Condensed Consolidated Financial Statements for additional details.

Washington Gas Light Company

Changes in Accumulated Other Comprehensive Loss by Component

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
Beginning Balance	$(4,330)	$(7,606)	$(4,522)	$(7,830)
Change in prior service credit (a)	(273)	(217)	(547)	(434)
Change in actuarial net loss (a)	530	588	1,057	1,176
Current-period other comprehensive income	257	371	510	742
Income tax expense related to other comprehensive income	74	148	135	295
Ending Balance	$(4,147)	$(7,383)	$(4,147)	$(7,383)

(a) These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 14-Pension and other post-retirement benefit plans of the Notes to Condensed Consolidated Financial Statements for additional details.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 16. SUPPLEMENTAL CASH FLOW INFORMATION

The following tables detail the changes in operating assets and liabilities from operating activities, cash payments that have been included in the determination of earnings and non-cash investing and financing activities:

WGL Holdings Inc.

For the six months ended March 31,	2018	2017
(In thousands)
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable and unbilled revenues—net	$(198,651)	$(210,871)
Gas costs and other regulatory assets/liabilities—net	44,151	8,767
Storage gas	167,785	67,998
Prepaid taxes	(9,537)	6,375
Accounts payable and other accrued liabilities	(40,948)	27,698
Customer deposits and advance payments	(17,939)	(25,986)
Accrued taxes	15,413	5,780
Other current assets	13,436	(11,498)
Other current liabilities	(4,241)	(29,013)
Deferred gas costs—net	7,599	(8,552)
Deferred assets—other	(18,359)	(4,508)
Deferred liabilities—other	11,945	8,930
Pension and other post-retirement benefits	(2,552)	(9,215)
Other—net	2,879	(531)
Changes in operating assets and liabilities	$(29,019)	$(174,626)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$88	$(4,650)
Interest paid	$41,198	$32,429
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	$—	$(29,871)
Capital expenditure accruals included in accounts payable and other accrued liabilities	$36,703	$41,892
Dividends paid in common stock	$—	$1,362
Stock based compensation	$11,251	$6,564
Transfer of investments to fixed assets	$10,054	$3,959
Transfer of notes receivables to investments	$—	$10,031

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

Washington Gas

For the six months ended March 31,	2018	2017
(In thousands)
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable, unbilled revenues and receivables from associated companies—net	$(180,528)	$(183,096)
Gas costs and other regulatory assets/liabilities—net	44,151	8,767
Storage gas	65,284	51,406
Prepaid taxes	1,763	4,001
Accounts payable and other accrued liabilities, including payables to associated companies	(7,206)	15,863
Customer deposits and advance payments	(16,739)	(21,186)
Accrued taxes	11,997	8,841
Other current assets	(11,163)	(9,175)
Other current liabilities	(366)	24
Deferred gas costs—net	7,599	(8,553)
Deferred assets—other	(22,173)	(4,079)
Deferred liabilities—other	877	8,746
Pension and other post-retirement benefits	(2,703)	(5,975)
Other—net	2,672	1,290
Changes in operating assets and liabilities	$(106,535)	$(133,126)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$(953)	$(6,449)
Interest paid	$28,668	$25,478
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	$—	$(29,871)
Capital expenditure accruals included in accounts payable and other accrued liabilities	$23,949	$28,063

NOTE 17. PLANNED MERGER WITH ALTAGAS LTD.

On January 25, 2017, WGL entered into an agreement and plan of merger (Merger Agreement) to combine with AltaGas in an all cash transaction valued at approximately $6.4 billion . The Merger Agreement provides for the merger of a newly formed indirect wholly-owned subsidiary of AltaGas with and into WGL, with WGL continuing as the surviving corporation in the merger (the Merger) and becoming an indirect wholly-owned subsidiary of AltaGas. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Merger, WGL shareholders will receive $88.25 in cash, without interest, for each share of WGL common stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement). The Boards of Directors of each of WGL and AltaGas have unanimously approved the Merger, which is expected to close by the end of the second calendar quarter of 2018.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including, among others, the approval of the Merger by the holders of more than two-thirds of the outstanding shares of WGL common stock, which approval occurred on May 10, 2017, and approvals required from certain antitrust and other regulatory bodies. A status of each of these conditions is described below. The Merger Agreement also contains customary representations, warranties and covenants of both WGL and AltaGas. These covenants include, among others, an obligation on behalf of WGL to operate its business in the ordinary course until the Merger is consummated, subject to certain exceptions.

Under the terms of the Merger Agreement, the Outside Date (as defined in the Merger Agreement) for consummation of the Merger was January 25, 2018. The Merger Agreement permits either WGL or AltaGas to extend the term of the Merger Agreement should the Merger not be consummated by such date. On January 11, 2018, WGL and AltaGas mutually agreed in writing to extend this Outside Date to July 23, 2018. The Merger Agreement also contains certain other termination rights for both AltaGas and WGL. Under specified circumstances, AltaGas would be required to pay a termination fee of $ 205 million, $ 182 million, or $ 68 million (depending on the specific circumstances of termination)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

to WGL. Under other specific circumstances as outlined in the Merger Agreement, WGL would be required to pay AltaGas a termination fee of $ 136 million . In connection with entering into the Merger Agreement, WGL entered into a subscription agreement with AltaGas, pursuant to which WGL agreed, upon the occurrence of certain conditions, to issue and sell to AltaGas up to an aggregate of 15,000 shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock (Non-Voting Preferred Stock) for a purchase price of $ 10,000 per share. If the consolidated debt to total capitalization ratio is forecasted to be in excess of 62% in any subsequent quarterly period, AltaGas will purchase a number of shares of Non-Voting Preferred Stock to produce a forecasted ratio equal to 62%, but not more than 5,000 shares in any single quarter or more than 15,000 shares in the aggregate. If the Merger Agreement is terminated or the Outside Date expires, no subscription will be made after the date of termination or expiration, and WGL will have six months thereafter to redeem any Non-Voting Preferred Stock previously issued.

Merger Approval Proceedings

District of Columbia

On April 24, 2017, AltaGas, WGL and Washington Gas (“Applicants”) filed an application with the PSC of DC seeking approval of the Merger Agreement. In an order issued on April 25, 2017, the PSC of DC scheduled a procedural conference on May 18, 2017 with the Staff of the PSC of DC and interested parties to consider the factors to be considered in the case to determine whether the Merger is in the public interest, identify factual issues in dispute and consider a procedural schedule for the proceeding. To approve the Merger Agreement, the PSC of DC must find that the Merger taken as a whole is in the public interest. In the April 25, 2017 order, the PSC of DC stated that in making this determination, it has balanced the interests of shareholders and investors with ratepayers and the community; determined that benefits to shareholders must not come at the expense of ratepayers; and found that to be approved, the transaction must produce a direct and tangible benefit to ratepayers. It stated further that in determining whether the public interest requirements are met, the PSC of DC has in past merger cases identified seven factors it has considered in reviewing each transaction, including the effects of the transaction on (i) ratepayers, shareholders, the financial health of the utilities standing alone and as merged, and the economy of the District; (ii) utility management and administrative operations; (iii) public safety and the safety and reliability of services; (iv) risks associated with all of the Applicants’ affiliated non-jurisdictional business operations; (v) the PSC of DC’s ability to regulate Washington Gas effectively; (vi) competition in the local retail and wholesale markets that impact the District and District ratepayers; and (vii) conservation of natural resources and preservation of environmental quality. The law of the District of Columbia does not impose any time limit on the PSC of DC’s review of the Merger. The District of Columbia Office of the People’s Counsel, the District of Columbia Government and other intervenors filed testimony with the PSC of DC opposing the application on September 29, 2017. The Applicants filed rebuttal testimony on October 27, 2017. Evidentiary hearings took place before the PSC of DC on December 5 through December 15, 2017. An order is expected by the end of the second calendar quarter of 2018.

Maryland

On April 24, 2017, AltaGas, WGL and Washington Gas (“Applicants”) filed an application with the PSC of MD seeking approval of the Merger Agreement. On April 26, 2017, the PSC of MD issued an order scheduling a pre-hearing conference on May 30, 2017, to set a procedural schedule for the proceeding, to consider any petition to intervene that have been filed, and to consider any other preliminary matters requested by the parties. Maryland law requires the PSC of MD to approve a merger subject to its review if it finds that the merger agreement is consistent with the public interest, convenience and necessity, including benefits and no harm to consumers. In making this determination, the PSC of MD is required to consider the following criteria: (i) the potential impact of the acquisition on rates and charges paid by customers and on the services and conditions of operation of the public service company; (ii) the potential impact of the acquisition on continuing investment needs for the maintenance of utility services, plant, and related infrastructure; (iii) the proposed capital structure that will result from the acquisition, including allocation of earnings from Washington Gas; (iv) the potential effects on employment; (v) the projected allocation of any savings that are expected between shareholders and rate payers; (vi) issues of reliability, quality of service, and quality of customer service; (vii) the potential impact of the acquisition on community investment; (viii) affiliate and cross-subsidization issues; (ix) the use or pledge of utility assets for the benefit of an affiliate; (x) jurisdictional and choice-of-law issues; (xi) whether it is necessary to revise the PSC of MD’s ring-fencing and code of conduct regulations in light of the acquisition; and (xii) any other issues the PSC of MD considers relevant to the assessment of the acquisition in relation to the public interest, convenience, and necessity. The Staff of the PSC of MD, the Maryland Office of People’s Counsel and other intervenors filed testimony opposing the application on August 14, 2017. The Applicants filed rebuttal testimony with the PSC of MD on September 11, 2017. Evidentiary hearings were held before the PSC of MD on October 3, 2017 through October 16, 2017. Initial briefs and reply briefs were filed on November 6, 2017 and November 16, 2017, respectively. The PSC of MD is required to issue an order within 180 days of the

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Condensed Consolidated Financial Statements (Unaudited)

date the application was filed, but may extend the date by 45 days for good cause. The PSC of MD issued an order extending the date for review. On December 1, 2017, AltaGas and Washington Gas entered into a settlement agreement with several major parties in the merger application proceedings pending before the PSC of MD. The PSC of MD conducted evidentiary hearings in February 2018 to review the settlement agreement reached in December 2017. Reply briefs were filed by all parties in March 2018 and on April 4, 2018, the PSC of MD issued an Order granting approval of the Merger subject to conditions set forth in the Order. On April 5, 2018, the Applicants accepted the conditions set forth in the Order.

Virginia

On April 24, 2017, AltaGas, WGL and Washington Gas, filed a petition with the SCC of VA seeking approval of the Merger Agreement. Virginia law provides that, if the SCC of VA determines, with or without hearing, that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by granting the petition for approval, then the SCC of VA shall approve a merger with such conditions that the SCC of VA deems to be appropriate in order to satisfy this standard. On October 20, 2017, the SCC of VA issued an order approving the merger, subject to accounting, financial, and safety related requirements to which joint applicants agree.

On December 21, 2017, Washington Gas filed an application with the SCC of VA for approval of a new service agreement between Washington Gas and AltaGas Services (U.S.) Inc. (“ASUS”) for Washington Gas to receive centralized corporate services, and to authorize affiliate transactions for a period of five years. On March 15, 2018, the SCC of VA issued an Order directing Washington Gas to institute certain corrective measures (“Revised Agreement”) to the original Agreement. Washington Gas has 90 days from the effective date of the Order to file with the SCC of VA a signed and executed copy of the approved Revised Agreement.

Committee on Foreign Investment in the United States (CFIUS)

On April 24, 2017, AltaGas, WGL and Washington Gas, filed a joint voluntary notice with the CFIUS. This notice was approved on August 18, 2017.

HSR

On June 15, 2017, AltaGas and WGL submitted to the Federal Trade Commission and the Antitrust Division of the Department of Justice completed Premerger Notification and Report Forms with respect to the proposed acquisition by AltaGas of certain voting securities of WGL. The waiting period required by Section 7A(b)(1) of the Clayton Act, 15 U.S.C. Section 18a(b)(1) (aka the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) expired on July 17, 2017.  The expiration of the Clayton Act’s waiting period deems the Merger approved by the Federal Trade Commission and the Department of Justice.

FERC

On April 24, 2017, AltaGas and WGL Energy Services submitted to FERC a Joint Application for Authorization of Disposition of Jurisdictional Assets and Merger under Section 203 of the Federal Power Act. Under that section, FERC shall approve a merger if it finds that the proposed transaction will be consistent with the public interest. In making this determination, the FERC will consider the following criteria: (i) horizontal competition analysis; (ii) vertical competition issues; (iii) no adverse effect on rates; (iv) no adverse effect on regulation; and (v) no improper cross-subsidization. On July 6, 2017, the FERC issued an order authorizing the Merger, concluding that the proposed transaction is consistent with the public interest.